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Exhibit 99.2

GOLDEN MINERALS COMPANY

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA INDEX

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at December 31, 2009 and 2008	F-4

Consolidated Statements of Operations and Comprehensive Income (Loss) for the periods January 1 through March 24, 2009 and March 25 through December 31, 2009 and the years ended December 31, 2008 and 2007

F-5
Consolidated Statements of Changes in Equity (Deficit) for the periods January 1 through March 24, 2009 and March 25 through December 31, 2009 and the year ended December 31, 2008	F-6
Consolidated Statements of Cash Flows for the periods January 1 through March 24, 2009 and March 25 through December 31, 2009 and the years ended December 31, 2008 and 2007	F-7
Notes to the Consolidated Financial Statements	F-8

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Shareholders of Golden Minerals Company:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive income (loss), of equity and of cash flows present fairly, in all material respects, the financial position of Golden Minerals Company and its subsidiaries (Successor Company) at December 31, 2009 and the results of its operations and its cash flows for the period from March 25, 2009 to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting appearing under Item 8A. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        As discussed in Note 3 to the consolidated financial statements, the United States Bankruptcy Court for the Southern District of New York confirmed the Company's Joint Plan of Reorganization (the "plan") on March 4, 2009. Confirmation of the plan resulted in the discharge of all claims against the Company that arose before January 12, 2009 and substantially terminates all rights and interests of equity security holders as provided for in the plan. The plan was substantially consummated on March 24, 2009 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting as of March 25, 2009.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
February 22, 2010

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Apex Silver Mines Limited:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive income (loss), of equity and of cash flows present fairly, in all material respects, the financial position of Apex Silver Mines Limited and its subsidiaries (Predecessor Company) at December 31, 2008 and the results of their operations and their cash flows for the period from January 1, 2009 to March 24, 2009, and for each of the two years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 15 to the consolidated financial statements, the Company adopted FASB Statement No. 157, Fair Value Measurements, as of January 1, 2008, which did not require retrospective application. As discussed in Note 5 to the consolidated financial statements, the Company changed its method of accounting for noncontrolling interests effective January 1, 2009, which required retrospective application for all periods presented.

        As discussed in Note 3 to the consolidated financial statements, the Company filed a petition on March 4, 2009 with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Company's Joint Plan of Reorganization was substantially consummated on March 24, 2009 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
February 22, 2010

GOLDEN MINERALS COMPANY

CONSOLIDATED BALANCE SHEETS

(Expressed in United States dollars)

	December 31, 2009	December 31, 2008
	(Successor)	(Predecessor)
	(in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$8,570	$33,723
Restricted cash	—	20,575
Investments	444	16,351
Trade receivables	1,460	7,315
Inventories	—	75,008
Prepaid expenses and other assets	2,087	15,550

Total current assets	12,561	168,522
Property, plant and equipment, net	7,774	202,534
Assets held for sale	813	—
Ore stockpile inventories	—	72,628
Value added tax recoverable	—	157,146
Investments	—	5,487
Prepaid expenses and other assets	552	30

Total assets	$21,700	$606,347

Liabilities and Equity (Deficit)
Current liabilities
Accounts payable and other accrued liabilities	$2,428	$48,861
Accrued interest payable	—	8,660
Other current liabilities	63	—
Current portion of long term debt	—	523,610

Total current liabilities	2,491	581,131
Long term debt	—	59,951
Asset retirement obligation	—	9,155
Other long term liabilities	651	4,398

Total liabilities	3,142	654,635

Commitments and contingencies (Note 21)
Equity (deficit)
Common stock, (Successor) $.01 par value, 50,000,000 shares authorized; 3,238,615 shares issued and outstanding, net of 3,885 treasury shares	32	—
Ordinary Shares, (Predecessor) $.01 par value, 175,000,000 shares authorized; 59,000,832 shares issued and outstanding	—	590
Additional paid in capital	37,854	680,901
Accumulated deficit	(20,276)	(880,020)
Accumulated other comprehensive income (loss)	154	(551)

Parent company's shareholder's equity (deficit)	17,764	(199,080)
Noncontrolling interest in subsidiaries	794	150,792

Total equity (deficit)	18,558	(48,288)

Total liabilities and equity (deficit)	$21,700	$606,347

The accompanying notes form an integral part of these consolidated financial statements.

GOLDEN MINERALS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Expressed in United States dollars)

	For The Period March 25, 2009 Through December 31, 2009	For The Period January 1, 2009 Through March 24, 2009	The Years Ended December 31,
			2008	2007
	(Successor)	(Predecessor)
	(in thousands except per share data)
Revenue:
Management service fees (Note 19)	$11,067	$1,350	$5,400	$5,400
Costs and expenses:
Costs of services (Note 19)	(3,751)	—	—	—
Exploration expense	(12,617)	(3,482)	(25,397)	(15,357)
Administrative expense	(8,430)	(4,779)	(17,348)	(17,664)
Stock based compensation	(1,666)	(2,717)	(2,852)	(2,609)
Depreciation, depletion and amortization	(626)	(102)	(527)	(533)

Total costs and expenses	(27,090)	(11,080)	(46,124)	(36,163)

Loss from operations	(16,023)	(9,730)	(40,724)	(30,763)
Other income and expenses:
Interest and other income	1,042	1,010	5,553	19,432
Royalty income	399	88	351	1,319
Interest and other expense	—	(345)	(15,848)	(5,733)
Gain on disposal of assets, net	261	—	—	—
Impairment of long lived assets	(1,687)	—	—	—
Loss on foreign currency	(69)	(13)	(32)	(48)
Gain on extingushment of debt	—	248,165	—	—
Loss on auction rate securities	(2,199)	(828)	(16,263)	(34,537)
Reorganization costs, net	(1,032)	(3,683)	(2,153)	—
Fresh start accounting adjustments	—	9,122	—	—

Other total income and expenses	(3,285)	253,516	(28,392)	(19,567)

Income (loss) from continuing operations before income taxes	(19,308)	243,786	(69,116)	(50,330)
Income taxes	(968)	(165)	(618)	(879)

Net income (loss) from continuing operations	(20,276)	243,621	(69,734)	(51,209)
Loss from discontinued operations	—	(4,153)	(166,625)	(24,634)

Net income (loss)	$(20,276)	$239,468	$(236,359)	$(75,843)
Net (income) loss attributable to noncontrolling interest	$—	$(7,869)	$118,122	$87,399

Net income (loss) attributable to the Successor/Predecessor stockholder's	$(20,276)	$231,599	$(118,237)	$11,556

Other comprehensive gain (loss):
Unrealized gain (loss) on securities	$154	$940	$(441)	$(86)

Comprehensive income (loss) attributable to Successor/Predecessor stockholder's	$(20,122)	$232,539	$(118,678)	$11,470

Net income (loss) per Common/Ordinary Share — basic
Income (loss) from continuing operations attributable to the Successor/Predecessor stockholders	$(6.78)	$4.13	$(1.18)	$(0.87)
Income (loss) from discontinued operations attributable to the Successor/Predecessor stockholders	—	(0.20)	(0.82)	1.07

Income (loss) attributable to the Successor/Predecessor stockholders	$(6.78)	$3.93	$(2.01)	$0.20

Net income (loss) per Common/Ordinary Share — diluted
Loss from continuing operations attributable to the Successor/Predecessor stockholders	$(6.78)	$(0.06)	$(1.18)	$(0.87)
Loss from discontinued operations attributable to the Successor/Predecessor stockholders	—	(0.17)	(0.82)	1.07

Loss attributable to the Successor/Predecessor stockholders	$(6.78)	$(0.23)	$(2.01)	$0.20

Weighted average Common Stock/Ordinary Shares outstanding — basic	2,989,562	59,000,832	58,947,025	58,714,935

Weighted average Common Stock/Ordinary Shares outstanding — diluted	2,989,562	69,171,400	58,947,025	58,714,935

The accompanying notes form an integral part of these consolidated financial statements.

GOLDEN MINERALS COMPANY

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(Expressed in United States dollars)

					Accumulated Other Comprehensive income (loss)
	Common Stock
			Additional Paid-in Capital	Accumulated Deficit		Noncontrolling Interest	Total Equity (Deficit)
	Shares	Amount
	(in thousands except share data)
(Predecessor)
Balance, December 31, 2006	58,577,700	$585.8	$669,487	$(773,339)	$(24)	$40	$(103,250)
Stock compensation accrued	—	—	3,193	—	—	—	3,193
Stock options exercised ($11.78 per share)	394,325	3.9	4,522	—	—	—	4,526
Stock granted as compensation ($16.49 per share)	57,150	0.6	—	—	—	—	1
Stock compensation restricted shares canceled (1)	(119,550)	(1.2)	—	—	—	—	(1)
Unrealized loss on marketable equity securities	—	—	—	—	(86)	—	(86)
Gain attributable to non-controlling interest	—	—	—	—	—	(40)	(40)
Net income	—	—	—	11,556	—	—	11,556

Balance, December 31, 2007	58,909,625	$589	$677,203	$(761,783)	$(110)	$—	$(84,101)
Stock compensation accrued	—	—	3,698	—	—		3,698
Stock granted as compensation ($15.91 per share)	91,207	1	—	—	—		1
Unrealized loss on marketable equity securities	—	—	—	—	(441)		(441)
Capital contributions	—	—	—	—	—	167,329	167,329
Interest payable to non controlling interest	—	—	—	—	—	19,737	19,737
Line of credit barrowings	—	—	—	—	—	150,000	150,000
Net loss	—	—	—	(118,237)	—	(186,274)	(304,511)

Balance, December 31, 2008	59,000,832	$590.0	$680,901	$(880,020)	$(551)	$150,792	$(48,288)
Stock compensation accrued	—	—	2,920	—	—	—	2,920
Ordinary Shares of Apex Silver Mines Limited to be canceled	(59,000,832)	(590)	(683,821)	—	—	—	(684,411)
Unrealized loss on marketable equity securities	—	—	—	—	940	—	940
Net income (loss)	—	—	—	231,599	—	7,869	239,468
Capital contributions	—	—	—	—	—	3,500	3,500
Interest payable to non controlling interest	—	—	—	—	—	7,899	7,899
Elimination of Predecessor accumulated deficit	—	—	—	648,421	—	—	648,421
Elimination of Predecessor accumulated OCI	—	—	—	—	(389)	—	(389)
Elimination of Predecessor Noncontrolling Interest	—	—	—	—	—	(170,060)	(170,060)

Balance, March 24, 2009	—	$—	$—	$—	$—	$—	$—

(Successor)
Issuance of new equity in connection with emergence from Chapter 11	3,000,000	$30	$36,230	$—	$—	$—	$36,260
Stock compensation accrued, net of forfeitures	242,500	2	1,664	—	—	—	1,666
Treasury shares acquired	(3,885)	—	(40)	—	—	—	(40)
Unrealized gain on marketable equity securities	—	—	—	—	154	—	154
Noncontrolling interest in mineral properties	—	—	—	—	—	794	794
Net loss	—	—	—	(20,276)	—	—	(20,276)

Balance, December 31, 2009	3,238,615	$32	$37,854	$(20,276)	$154	$794	$18,558

The accompanying notes form an integral part of these consolidated financial statements.

GOLDEN MINERALS COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in United States dollars)

			For the Years Ended December 31,
	For The Period March 25, 2009 Through December 31, 2009	For The Period January 1, 2009 Through March 24, 2009
			2008	2007
	(Successor)	(Predecessor)
	(in thousands)
Cash flows from operating activities:
Net cash used in operating activities (Note 20)	$(23,247)	$(13,849)	$(139,554)	$(166,029)

Cash flows from investing activities:
Purchase of available-for-sale investments	—	(4,447)	(43,825)	(558,784)
Sale of available-for-sale investments	3,386	21,113	79,754	793,390
Sale of held-to-maturity investments	—	—	2,000	5,619
Purchase of available for sale restricted investments	—	—	—	(32,150)
Sale of available for sale restricted investments	—	—	—	109,050
Purchase of held-to-maturity restricted investments	—	—	—	(2,818)
Sale of held-to-maturity restricted investments	—	—	—	7,800
Payment of derivative premiums and settlements, (net)	—	—	(273,157)	(57,880)
Advance for construction of port facility	—	—	—	(4,000)
Released from (transfer to) restricted cash to collateralize credit facility, letters of credit and interest payments, net	—	5,732	82,737	(71,371)
Procceds from sale of interest in subsidiary	—	25,225	70,000	258
Procceds from sale of assets	3,650
Receipt of deferred payments	—	—	14,101	—
Additions to property, plant and equipment	(839)	(4,580)	(27,452)	(148,860)

Net cash provided by (used in) investing activities	6,197	43,043	(95,842)	40,254

Cash flows from financing activities:
Payment of debt issuance costs	—	—	—	(650)
Payment of notes and long term debt	—	(47,297)	(8,551)	(12,600)
Amounts drawn on DIP facility	—	6,500	—	—
Borrowings under project finance facility	—	—	—	45,000
Minority interest contributions	—	3,500	236,934	80,395
Proceeds from exercise of stock options and warrants	—	—	—	4,526

Net cash provided by (used in) financing activities	—	(37,297)	228,383	116,671

Net decrease in cash and cash equivalents	(17,050)	(8,103)	(7,013)	(9,104)
Cash and cash equivalents, beginning of period	25,620	33,723	40,736	49,840

Cash and cash equivalents, end of period	$8,570	$25,620	$33,723	$40,736

Supplemental information:
Interest paid, net of amounts capitalized	$—	$3,326	$29,180	$16,595

Income taxes paid	$—	$—	$4,515	$216

Supplemental non-cash transactions: (Note 20)

The accompanying notes form an integral part of these consolidated financial statements.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States dollars)

1. Operations and Basis of Preparation of Financial Statements

        Upon emergence from Chapter 11 bankruptcy on March 24, 2009 as discussed in Note 3, Golden Minerals Company (the "Company"), a Delaware corporation, became the successor to Apex Silver Mines Limited ("ASML") for purposes of reporting under the U.S. federal securities laws. References in this Form 10-K to "Successor" refer the Company and its subsidiaries on or after March 25, 2009, the day following emergence from Chapter 11. References to "Predecessor" refer to ASML and its subsidiaries prior to March 25, 2009.

        Prior to the emergence from Chapter 11 and the sale of the San Cristóbal mine, ASML was the 65% owner and operator of the San Cristóbal silver and zinc mine in Bolivia. Following emergence from Chapter 11 and the sale of the San Cristóbal mine to Sumitomo Corporation ("Sumitomo"), the Company is primarily engaged in the exploration and advancement of its portfolio of exploration properties primarily located in South America and Mexico and in providing operations management services to Sumitomo for the San Cristóbal mine. The financial statements have been prepared on a going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the normal course of business. While management believes the Company has a sufficient short term operating plan and cash resources to continue as a going concern through 2010, the ability of the Company to operate beyond 2010 is dependent upon its ability to raise sufficient capital to continue funding its exploration activities with the ultimate goal of finding and developing future profitable mining operations.

2. Liquidity and Capital Requirements

        At December 31, 2009 the Company's aggregate cash and short-term investments totaled $9.0 million, which included $8.6 million of cash and cash equivalents and $0.4 million of short term investments. In October 2009, the Company filed with the SEC a registration statement on Form S-1 in connection with a proposed offering of the Company's common stock. The Company filed the most recent amendment to the registration statement on February 10, 2010. The size of the offering has not yet been determined. If the Company is able to raise sufficient capital through the offering, it plans to spend the following amounts during 2010 pursuant to its long term business strategy:

  •
  Approximately $30.0 million to fund the advancement of the Yaxtché deposit at the El Quevar project, including the construction of an underground drift and related infrastructure in order to develop additional information regarding the deposit and prepare a feasibility study, including detailed plant engineering;

  •
  Approximately $6.0 million to fund targeted exploration on several exploration properties during 2010, including approximately $1 million to complete a first phase drilling program on the Panuco and Muleros targets at the Zacatecas project in Mexico; approximately $2.0 million for exploration activities at the Viejo Campo target and other targets outside of the Yaxtché deposit at El Quevar; and approximately $3.0 million for early stage exploration on the Palca project in Peru and the Matehuapil and La Pinta projects in Mexico including initial drilling and bulk sampling;

  •
  Approximatley $5.5 million on other generative exploration activities and property holding costs related to the Company's remaining portfolio of exploration properties conducted through the Company's principal exploration offices located in South America;

  •
  Approximately $8.0 million on general and administrative costs.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

2. Liquidity and Capital Requirements — (Continued)

        The Company plans to fund the long term business strategy expenditures described above from existing cash and investment balances, from the approximately $7.0 million of annual net cash flow from the management services agreement with San Cristóbal (comprised of the annual fee and bonus, net of reimbursed administrative expenses), from the approximately $5.5 million in net proceeds received in the Sentient private placement in January 2010, from an anticipated $2.0 million of interest and other cash receipts during the period and from the proceeds of the proposed offering of the Company's common stock.

        A significant portion of the Company's expected 2010 cash inflows are payments to be received pursuant to the Management Services Agreement with Sumitomo (the "Management Agreement") pursuant to which a wholly owned subsidiary of the Company, Golden Minerals Services Corporation ("Golden Services"), is providing certain operations management services to Sumitomo with respect to the San Cristóbal mine. The initial term of the Management Agreement has been extended until June 30, 2010 and thereafter may be terminated by Golden Services with twelve months' prior notice or by Sumitomo with six months' prior notice. If terminated by Sumitomo, Golden Services would be entitled to a $1.0 million termination fee. Golden Services would not be required to pay a termination fee. Should Sumitomo terminate the Management Agreement on July 1, 2010, the Company will not receive cashflows from the Management Agreement subsequent to December 31, 2010, and the Company will be unable to rely on the Management Agreement as a source of funding for its business plans subsequent to that date.

        If the El Quevar feasibility study is positive, it is anticipated that at least an additional $65.0 to $85.0 million would be needed beyond 2010 to complete development and construction of an underground mine and processing facility at El Quevar. This is a preliminary estimate and the actual cost may vary significantly. If the project advances to development and construction, the Company will need to obtain additional funding in addition to the planned securities offering to continue with the execution of its long term business strategy beyond 2010. There can be no assurance that the Company will be successful in the anticipated offering or that it will be successful raising additional capital in the future on terms acceptable to the Company or at all.

        If the Company does not raise sufficient capital, through the planned securities offering or an alternative source of funding, the Board of Directors has approved a short term business plan to be executed in 2010 whereby until such time as additional funding is obtained the Company plans to make the following expenditures. Pursuant to the approved short term business plan, during the 12 month period ending December 31, 2010, the Company expects to spend approximately $5.2 million to fund the advancement of our El Quevar project, which would entail spending approximately $2.6 million on activities during the first quarter of 2010 which were previously committed, $0.8 million in concession option payments to maintain the El Quevar project concessions, $0.5 million for the completion of certain equipment orders and approximately $1.3 million for the last three quarters of 2010 to maintain key project personnel and advance the pre-feasibility engineering and other technical studies. The Company would expect to spend $7.1 million on its 2010 exploration program including $3.1 million during the first quarter while we complete drilling programs currently underway. Following completion of the first quarter program, all drilling programs would be suspended and, during the remainder of 2010, the Company would expect to spend approximately $3.3 million to continue generative exploration activities at its principal exploration offices and $0.7 million on property holding costs. During 2010 the Company plans to spend approximately $7.5 million on general and administrative costs.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

2. Liquidity and Capital Requirements — (Continued)

        The Company believes that it would be able to fund these short term business plan expenditures from existing cash and investment balances of $9.0 million at December 31, 2009, the net proceeds of $5.5 million received from the Sentient investment completed during January 2010, the approximately $7.0 million of annual net cash flow from the management agreement for the services provided to the San Cristobal mine (comprised of the annual fee and bonus net of direct administrative expenses) and from an anticipated $2.0 million of interest and other cash receipts during the period. This short term business plan would leave the Company with a projected cash balance of approximately $4.0 million at December 31, 2010.

        As such, the Company's financial statements have been prepared on a going concern basis, under which an entity is considered to be able to realize its assets and satisfy its liabilities in the normal course of business. However, the budgeted amounts described above are not sufficient to fund the completion of the feasibility study for the El Quevar project or to develop and construct a mine if results from the feasibility study are favorable. In addition, to continue as a going concern beyond 2010 and in order to continue significant advancement of the El Quevar project pursuant to our long term business strategy, the Company will need to complete the planned securities offering or obtain an alternative source of financing. Absent additional financing, the Company would not have the resources to execute our long term business strategy which may require the Company to sell assets including the El Quevar project and other exploration properties and substantially reduce or terminate operations.

3. Chapter 11 Proceedings, Financial Restructuring and Sale of the San Cristóbal Mine

  Chapter 11 Reorganization

        In light of significant liquidity issues, on January 12, 2009, ASML and its wholly owned subsidiary, Apex Silver Mines Corporation ("ASMC"), filed voluntary petitions for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code (the "Bankruptcy Code"). ASML also commenced a provisional liquidation proceeding in the Cayman Islands. ASML's subsidiaries outside of the United States, including Minera San Cristóbal S.A. ("MSC"), the Bolivian subsidiary that owns and operates the San Cristóbal mine, were not included in the Chapter 11 filing or in any other bankruptcy or reorganization proceeding.

        Under Chapter 11, ASML operated its businesses between January 12, 2009 and March 24, 2009 as a debtor-in-possession under court protection from creditors and claimants under the jurisdiction of the Bankruptcy Court and under the supervision of the joint provisional liquidators in the Cayman Islands.

        A Joint Plan of Reorganization (the "Plan") was approved by the U.S. Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") on March 4, 2009, and the Company emerged from Chapter 11 protection on March 24, 2009 (the "Effective Date"). At that time, and subsequent to the closing of the sale of the San Cristóbal mine to Sumitomo as described below, all of the remaining assets of ASML, other than a small cash reserve for the payment of ASML's liquidation expenses, were transferred to the Company. A compulsory liquidation proceeding was initiated for ASML in the Cayman Islands and all of the ordinary shares of ASML were formally canceled in that proceeding.

        Under the Plan, holders of ASML's 2.875% and 4.0% Convertible Senior Subordinated Notes due 2024 (collectively, the "Notes") received in exchange for the cancellation of the Notes a pro rata distribution of (i) 3,000,000 shares of common stock of the Company, and (ii) approximately $45.0 million of cash. To record the effect of the reorganization, ASML wrote off the $290.0 million liability related to

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

3. Chapter 11 Proceedings, Financial Restructuring and Sale of the San Cristóbal Mine — (Continued)

the Notes plus $3.2 million interest accrued through January 12, 2009, the Chapter 11 filing date, and recorded a $248.2 million gain at March 24, 2009.

        Other holders of unsecured claims against ASML and ASMC, except ASML's equity holders received cash payments for their claims up to a maximum recovery of $10,000 per claim. Through December 31, 2009 the Company has made cash payments of $52,000 in resolution of such claims. ASML's equity holders received no recovery under the Plan. In November 2009 the Chapter 11 proceedings were closed, and in December 2009 ASML's liquidation proceeding in the Cayman Islands were completed and the ASML ordinary shares were cancelled.

  Sale of the San Cristóbal Mine

        On the Effective Date, in accordance with the Plan, ASML sold to Sumitomo its remaining direct and indirect interests in the San Cristóbal mine, including its 65% interest in MSC, for a cash purchase price of $27.5 million, plus $2.5 million in expense reimbursements and the assumption of certain liabilities. On the Effective Date, Sumitomo and the other senior lenders waived and released ASML and the Company from any liability associated with amounts outstanding under the project finance facility relating to the San Cristóbal mine.

        On the Effective Date, ASMC, renamed Golden Services, entered into the Management Agreement under which it is providing certain operations management services with respect to the San Cristóbal mine. The initial term of the Management Agreement has been extended until June 30, 2010 and thereafter may be terminated by Golden Services with twelve months' prior notice or by Sumitomo with six months' prior notice. If terminated by Sumitomo, Golden Services would be entitled to a $1.0 million termination fee. Golden Services would not be required to pay a termination fee.

  Fresh Start Accounting

        As required by GAAP, the Company adopted fresh start accounting effective March 25, 2009 following the guidance of Accounting Standards Codification ("ASC") 805, "Business Combinations" ("ASC 805"), and ASC 852, "Reorganizations" ("ASC 852"), because (i) holders of existing voting shares of the Predecessor immediately before the Effective Date received less than 50% of the voting shares of the Successor and (ii) the reorganized value of the Successor was less than its post-petition liabilities and allowed claims. The Successor's consolidated financial statements reflect a new capital structure and a new basis in the identifiable assets and liabilities assumed. Accordingly, the consolidated financial statements on or after March 25, 2009 are not comparable to the consolidated financial statements prior to that date.

        ASC 852 requires, among other things, the determination of the reorganization value of the Successor upon emergence from bankruptcy. Reorganization value approximates the fair value of the entity, before considering liabilities, and approximates the amount a willing buyer would pay for the assets of the entity immediately after the restructuring. The fair value of the Successor's assets was determined with the assistance of a third party valuation expert and a minerals engineering firm who used available comparable market data and quotations, discounted cash flow analysis, and other methods in determining the appropriate asset fair values. Based on these valuations and applying the principles of ASC 805, the Company has adjusted upward the reported amounts of certain of the Successor's individual assets, net of

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

3. Chapter 11 Proceedings, Financial Restructuring and Sale of the San Cristóbal Mine — (Continued)

liabilities, by a combined total of $9.1 million and has reflected that adjustment in the Predecessor's statement of operations in accordance with ASC 852. The upward adjustment relates primarily to recording at fair value certain exploration properties and a royalty interest that were previously reflected on the Predecessor's balance sheet at a zero carrying value, because all exploration costs at such properties were expensed as incurred. Future costs of exploration will continue to be expensed as incurred.

        The total equity of the Successor at the Effective Date of $36.5 million has been adjusted to reflect no beginning retained earnings or deficit, after taking into account the cancelation of the Notes, the issuance of new shares in the Company, and the fresh start accounting adjustments. The total equity of the Successor at the Effective Date reflects the estimated enterprise value of the Company following the principles of ASC 852 and ASC 805. As part of the Company's bankruptcy proceedings, an enterprise value ranging from $15 million to $30 million was initially projected based on a blend of valuations using market value multiples for peer companies and an assessment of the underlying values of the Company's mineral properties at the time of the bankruptcy filing. As discussed above, and in conjunction with finalizing the fresh start accounting adjustments, additional valuation assessments of the fair value of the Successor's assets were performed with the assistance of a third party valuation expert and a minerals engineering firm to arrive at the Company's reported equity value at the Effective Date of $36.5 million. The asset valuations were derived using a combination of income, market and cost approach models depending on the asset. In applying the appropriate valuation model or models, the valuation consultants employed a variety of economic factors and market data, including discount rates, income tax rates, projections of future metals prices, and third party market surveys.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

3. Chapter 11 Proceedings, Financial Restructuring and Sale of the San Cristóbal Mine — (Continued)

        The balance sheet adjustments presented below summarize the impact of the reorganization, the sale of the San Cristóbal mine and the application of fresh start accounting as of the Effective Date.

GOLDEN MINERALS COMPANY
REORGANIZED CONSOLIDATED BALANCE SHEETS
(Expressed in United States dollars)
(Unaudited)

	March 24, 2009
	Predecessor Balances	Sale of San Cristóbal Mine (Note I)	Reorganization Adjustments (Note II)	Fresh Start Adjustments (Note III)	Successor Balances
	(amounts in thousands)
Assets
Current assets
Cash and cash equivalents	$43,120	$27,500	$(45,000)	$—	$25,620
Restricted cash	14,853	(14,853)	—	—	—
Investments	88	—	—	—	88
Trade receivables	19,208	(19,023)	—	—	185
Inventories	89,633	(89,633)	—	—	—
Prepaid expenses and other assets	8,543	(7,025)	—	—	1,518

Total current assets	175,445	(103,034)	(45,000)	—	27,411
Property, plant and equipment, net	190,439	(187,387)	—	9,605	12,657
Ore stockpile inventories	74,756	(74,756)	—	—	—
Value added tax recoverable	168,842	(168,842)	—	—	—
Investments	5,249	—	—	—	5,249
Other	48	(44)	—	—	4

Total assets	$614,779	$(534,063)	$(45,000)	$9,605	$45,321

Liabilities and Equity (Deficit)
Current liabilities
Accounts payable and other accrued liabilities	$44,889	$(36,312)	$—	$—	$8,577
Accrued interest payable	8,987	(5,809)	(3,178)	—	—
Current portion of long term debt	553,516	(263,529)	(289,987)	—	—

Total current liabilities	607,392	(305,650)	(293,165)	—	8,577
Long term debt	37,517	(37,517)	—	—	—
Asset retirement obligation	9,675	(9,675)	—	—	—
Other long term liabilities	2,752	(2,752)	—	483	483

Total liabilities	657,336	(355,594)	(293,165)	483	9,060

Equity (deficit)
Ordinary Shares (Common Stock)	560	—	(530)	—	30
Additional paid in capital	684,122	—	(647,891)	—	36,231
Accumulated deficit	(897,299)	(8,409)	896,586	9,122	—

Parent company's shareholder's equity (deficit)	(212,617)	(8,409)	248,165	9,122	36,261
Noncontrolling interest in subsidiaries	170,060	(170,060)	—	—	—

Total equity (deficit)	(42,557)	(178,469)	248,165	9,122	36,261

Total liabilities and equity (deficit)	$614,779	$(534,063)	$(45,000)	$9,605	$45,321

Note I. — The adjustments related to the sale of the San Cristóbal mine to Sumitomo include $27.5 million of cash received from the sale, the write-off of $561.5 million of assets sold to Sumitomo, net of $355.6 million of liabilities assumed by Sumitomo, the release of $170.1 million of noncontrolling interest primarily related to Sumitomo and a loss on the sale of $8.4 million.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

3. Chapter 11 Proceedings, Financial Restructuring and Sale of the San Cristóbal Mine — (Continued)

Note II. — The reorganization adjustments include a $45.0 million reduction of cash for amounts paid to the holders of the Notes, a write-off of the $290.0 million liability related to the Notes, plus $3.2 million of accrued interest and a $248.2 million gain on extinguishment of debt. The reorganization adjustments also include the write-off of $896.3 million of accumulated deficit, $647.6 million of additional paid in capital and $0.5 million of ordinary shares to reflect the elimination of the Predecessor's shareholder's equity.

Note III. — The fresh start adjustments reflect a write-up of property, plant and equipment to estimated fair value including $7.3 million related to the Company's exploration properties, $2.0 million related to a mineral property royalty held by the Company and $0.3 million related to an aircraft owned by the Company. The fresh start adjustment also includes $0.5 million deferred tax liability adjustment to reflect the tax effect of the adjustments to property, plant and equipment. As the result of the above adjustments the Company recorded a positive $9.1 million fresh start adjustment in the statement of operations for the period ended March 24, 2009.

4. Discontinued Operations

        As a result of the sale of the San Cristóbal mine, results of operations of the San Cristóbal mine and related subsidiaries sold are presented as discontinued operations for the periods on the Consolidated Statements of Operations and Comprehensive Income (Loss) through March 24, 2009, the date of the sale, including all direct financing related to the San Cristóbal mine (see Note 3). Additionally, costs incurred for management service fees that were previously eliminated upon consolidation have not been eliminated and are reflected as a cost of service between the discontinued operations and the Company.

        The Company determined that reporting discontinued operations is appropriate in accordance with ASC 805. The Company has determined that the continuing cash flows generated by the Management Agreement for the San Cristóbal mine are not so significant as to constitute continuing involvement with the mine. In addition, management has evaluated the Company's other ongoing involvement with the San Cristóbal mine as a result of the Management Agreement, and concluded that it does not represent significant continuing involvement as defined in ASC 805.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

4. Discontinued Operations — (Continued)

        The results of discontinued operations for the period January 1, 2009 through March 24, 2009 and for the years ended December 31, 2008 and 2007 are as follows (amounts in thousands):

		The years ended December 31,
	For The Period January 1, 2009 Through March 24, 2009
		2008	2007
Revenue:
Sale of concentrates, net	$99,049	$419,512	$45,932
Costs and expenses:
Costs applicable to sales	(59,955)	(346,199)	(42,941)
Write down of inventories	—	(52,547)	—
Production startup income/expense, net	—	—	(13,483)
Management fee	(1,350)	(5,400)	(5,400)
Asset retirement accretion expense	(232)	(794)	(600)
Gain (loss) on commodity derivatives	—	467,871	19,290
Foreign currency gain	1,960	18,342	7,772
Impairment of long lived assets	—	(625,649)	—
Other costs	—	(1,960)	(4,067)
Depreciation, depletion and amortization	(10,527)	(37,415)	(13,646)

Total costs and expenses	(70,104)	(583,751)	(53,075)

Loss from operations	28,945	(164,239)	(7,143)
Other income and expenses:
Interest and other income	67	478	2,606
Interest expense and other borrowing costs	(22,233)	(59,600)	(18,112)

Total other income and expenses	(22,166)	(59,122)	(15,506)

Loss before income taxes	6,779	(223,361)	(22,649)
Income taxes	(2,523)	(7,735)	(1,985)

Income before sale of interest in subsidiaries	$4,256	$(231,096)	$(24,634)

Gain (loss) on sale of interest in subsidiaries	$(8,409)	64,471	$—

Loss from discontinued operations	$(4,153)	$(166,625)	$(24,634)

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

4. Discontinued Operations — (Continued)

        The assets and liabilities of discontinued operations reported in the consolidated balance sheets at December 31, 2008 consisted of the following (amounts in thousands):

December 31, 2008
Assets
Cash and cash equivalents	$992
Restricted cash	20,070
Accounts receivable	7,314
Inventories	75,008
Prepaid expenses and other assets	14,251

Current assets	117,635
Property, plant and equipment, net	199,040
Ore inventories	72,628
Value added tax recoverable	157,146
Other assets	17

$546,466

Liabilities and Equity
Accounts payable and accrued liabilities	$44,878
Accrued interest payable	5,797
Current portion of long term debt	233,623

Current liabilities	284,298
Long term debt	59,951
Reclamation & remediation liabilities	9,155
Other long term liabilities (income taxes)	4,398
Noncontrolling interest	150,792
Accumulated earnings	37,872

$546,466

        The Company reported no remaining assets or liabilities from discontinued operations at December 31, 2009.

5. Summary of Significant Accounting Policies

        The Company's consolidated financial statements and those of the Predecessor have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The preparation of the Company's consolidated financial statements and those of the Predecessor require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to mineral reserves and related future metals prices that are the basis for future cash flow estimates utilized in impairment calculations and units-of-production depreciation, depletion and amortization calculations; environmental

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

5. Summary of Significant Accounting Policies — (Continued)

reclamation and closure obligations; estimates of recoverable metals in stockpiles; valuation allowances for deferred tax assets and the fair value of financial instruments. The Company and the Predecessor based its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ significantly from these estimates under different assumptions or conditions.

        The significant accounting policies discussed below pertain to both the Company and the Predecessor unless otherwise stated. The policies adopted, considered by management to be significant, are summarized as follows:

  a. Basis of consolidation

        Each of the Company and the Predecessor consolidates more-than-50%-owned subsidiaries that it controls and entities over which control is achieved through means other than voting rights. If the Company or the Predecessor does not own 100% of a consolidated subsidiary, it recognizes a noncontrolling interest in the subsidiary and a noncontrolling interest in the gains or losses recorded by the subsidiary. All intercompany transactions and balances have been eliminated at consolidation.

  b. Translation of foreign currencies

        Substantially all expenditures and sales are made in U.S. dollars. Accordingly, the Company and the Predecessor and their subsidiaries use the U.S. dollar as their functional and reporting currency.

  c. Cash and cash equivalents

        The Company and the Predecessor consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  d. Restricted cash and investments

        The Company and the Predecessor segregate cash and investments, the use of which is restricted by contractual agreement, and reports these amounts separately in the financial statements. At December 31, 2008 the Predecessor had recorded $20.6 million, the use of which was restricted to providing operating capital for the San Cristóbal mine and the payment of principal and interest under the San Cristobal project finance facility as current restricted cash.

  e. Investments

        Available for Sale — Available for sale securities are recorded at fair value, with unrealized gains or losses recorded as a component of equity (deficit), unless the value of the security is considered other than temporarily impaired. Realized gains and losses and non-temporary impairments in value are recorded in the statement of operations.

        Held to Maturity — Held to maturity investments are debt securities which the Company or the Predecessor has the ability and intent to hold until maturity and are recorded at amortized cost. Income is recorded based upon the current yield of the security. Any non-temporary impairment in value will be recorded in the statement of operations at the date of the impairment.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

5. Summary of Significant Accounting Policies — (Continued)

  f. Inventories

        The Predecessor's ore stockpiles and concentrate inventories were carried at the lower of average cost or net realizable value. Net realizable value represents the estimated future sales price of the product based on spot and future metals prices through estimated sale and settlement dates, less the estimated costs to complete production and bring the product to sale. The $18.6 million of concentrate inventories and $72.6 million of ore stockpile inventories of the Predecessor at December 31, 2008 were recorded at net realizable value.

        Ore stockpiles — The Predecessor's ore stockpiles represent ore that has been mined and is available for further processing. Ore stockpiles are measured by estimating the number of tonnes added and removed from the stockpile, the contained metals (based on assay data) and the estimated metallurgical recovery rates. Costs are allocated to ore stockpiles based on relative values of material stockpiled and processed using current mining costs incurred up to the point of stockpiling the ore, including applicable overhead, depreciation, depletion and amortization relating to mining operations. Material is removed from the stockpile at an average cost per tonne.

        Concentrate inventories — The Predecessor's concentrate inventories represent silver bearing zinc and lead concentrates available for shipment. Concentrate inventories are valued at the average cost of the ore sent to the processing plant from the mine or from the ore stockpiles plus the plant processing costs incurred, including applicable depreciation related to the processing facilities and an allocable portion of mine site administrative costs and related overhead. Costs are added to and removed from the concentrate inventory based on tonnes of concentrate produced or sold and are valued at the lower of average cost or net realizable value.

        Materials and supplies — The Predecessor materials and supplies were valued at the lower of average cost or net realizable value. Cost includes applicable taxes and freight. The Company routinely counts and evaluates its material and supplies to determine the existence of obsolete stock that is subject to impairment.

        All of the inventories at December 31, 2008 were associated with the San Cristóbal mine which was sold during the first quarter 2009 (see Note 3). The Company has no inventories at December 31, 2009.

  g. Mining properties, exploration and development costs

        The Company and the Predecessor expense general prospecting costs and the costs of acquiring and exploring unevaluated mineral properties. When a mineral property is determined to have proven and probable reserves, subsequent development costs are capitalized to mineral properties. For acquired mineral properties with proven and probable reserves, the Company capitalizes acquisition costs and subsequent development costs. When mineral properties are developed and operations commence, capitalized costs are charged to operations using the units-of-production method over proven and probable reserves. Upon abandonment or sale of a mineral property, all capitalized costs relating to the specific property are written off in the period abandoned or sold and a gain or loss is recognized.

        As required by GAAP, the Company applied fresh start accounting upon emergence from Chapter 11 reorganization, per the guidance of ASC 805 and ASC 852. As a result of fresh start accounting the Company adjusted upward to fair value certain exploration properties and a royalty interest that were

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

5. Summary of Significant Accounting Policies — (Continued)

previously reflected on the Predecessor's balance sheet at a zero carrying value, because all exploration costs at such properties were expensed as incurred. The total adjustment recorded to property, plant and equipment related to the exploration properties and royalty interest was $9.6 million (see Note 3). Future costs of exploration will continue to be expensed as incurred.

  h. Property, plant and equipment and long live asset impairment

        Buildings are depreciated using the straight-line method over useful lives of 30 to 40 years or the life of the mine whichever is shorter. Mining equipment and machinery excluding the plant are depreciated using the straight-line method over useful lives of three to eight years or the lease period, whichever is shorter. Mineral properties and the plant are depreciated using units of production based on estimated mine reserves. Other furniture and equipment are depreciated using the straight-line method over estimated useful lives of three to five years. Depreciation on plant and equipment used in the construction of an asset is capitalized to the constructed asset.

        The Company and the Predecessor record a lease as a capital lease if at the lease inception it meets one or more of four criteria in accordance with ASC 840 "Leases", ("ASC 840"). The Company records capital leases as an asset and an obligation at the lesser of an amount equal to the present value at the beginning of the lease term of minimum lease payments during the lease term or the fair value of the leased assets.

        Property, plant and equipment are recorded at cost and per the guidance of ASC 360 "Property, Plant and Equipment", ("ASC 360"), the Company assesses the recoverability of its property, plant and equipment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If the sum of estimated future net cash flows on an undiscounted basis is less than the carrying amount of the related asset, impairment is considered to exist. The related impairment loss is measured by comparing estimated future net cash flows on a discounted basis to the carrying amount of the asset.

        During 2009 the Company recorded a $1.7 million impairment of its Paca Pulacyo property in Bolivia which was reported as held for sale at December 31, 2009 (see Note 37). During 2008 the Predecessor recorded a $625.6 million impairment of the San Cristóbal asset group.

  i. Asset retirement obligations

        The Predecessor recorded asset retirement obligations ("ARO") in accordance with ASC 410 "Asset Retirement and Environmental Obligations", ("ASC 410"), which establishes a uniform methodology for accounting for estimated reclamation and abandonment costs. According to ASC 410, the fair value of an ARO is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. An offsetting asset retirement cost is capitalized as part of the carrying value of the assets with which it is associated, and depreciated over the useful life of the asset (see Note 13). The Company had no ARO recorded at December 31, 2009 and the Predecessor had recorded ARO of $9.2 million at December 31, 2008.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

5. Summary of Significant Accounting Policies — (Continued)

  j. Deferred financing costs

        Direct costs incurred in connection with obtaining financing are deferred and amortized over the life of the respective financing. During the fourth quarter 2008 the Predecessor wrote off its remaining deferred financing costs. The Company had no deferred financing costs recorded at December 31, 2009.

  k. Revenue Recognition

        The Company recognizes service fees and reimbursements for administrative costs and withholding taxes as "Revenue from Services" in the statement of operations following the guidance of ASC 605 "Revenue Recognition" ("ASC 605") regarding "income statement characterization of reimbursements received for "out-of-pocket" expenses incurred" and "reporting revenue gross as a principal versus net as an agent". ASC 605 supports recording as gross revenue fees received for the reimbursement of expenses in situations where the recipient is the primary obligor and has certain discretion in the incurrence of the reimbursable expense. The actual costs incurred for the reimbursed direct administrative expenses and withholding taxes are reported as costs of services and income tax expense, respectively in the statement of operations. The Company recognizes service fees during the period that the services are rendered.

        The Predecessor sold its concentrates directly to smelters. The Predecessor recognized a sale upon receipt of provisional payment, the earliest point that both risk of loss and title transferred to the smelter.

  l. Stock compensation

        Stock based compensation costs are recognized per the guidance of ASC 718 "Compensation — Stock Compensation", ("ASC 718") and using a graded vesting attribution method whereby costs are recognized over the requisite service period for each separately vesting portion of the award (see Note 17).

  m. Net income (loss) per Common Stock/Ordinary Share

        Basic income (loss) per share is computed by dividing net income (loss) available to holders of the Company's Common Stock or the Predecessors Ordinary Shares, as the case may be, by the weighted average number of Common Stock/Ordinary Shares outstanding for the period. Diluted income (loss) per share reflects the potential dilution that would occur if securities or other contracts to issue Common Stock or Ordinary Shares were exercised or converted into Common Stock or Ordinary Shares.

        At December 31, 2009, 2008 and 2007, all potentially dilutive shares were excluded from the computation of diluted earnings per share because to include them would have been anti-dilutive. For the period January 1, 2009 through March 24, 2009 the Predecessor included 10,170,568 of dilutive shares related to the convertible debt to calculate the diluted income per share for that period.

  n. Derivative positions

        The Predecessor recorded all open derivative positions on its consolidated balance sheet at estimated fair value per the guidance of ASC 815 "Derivatives and Hedging", ("ASC 815"). Changes in the fair value of the open derivative positions were recorded each period in earnings as the Predecessor did not account for any of its derivatives as hedge transactions. The Predecessor liquidated its entire remaining derivative

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

5. Summary of Significant Accounting Policies — (Continued)

position during the fourth quarter 2008. The Predecessor recognized gains on its derivative positions of $467.9 million and $19.3 million for the years ended December 31, 2008 and 2007, respectively.

        At December 31, 2009 and 2008 the Company and the Predecessor had no open derivative positions.

  o. Variable Interest Entities

        The Predecessor determined that the company that provided electrical transmission services to the San Cristobal mine met the requirements of a variable interest entity ("VIE") per the guidance of ASC 810 "Consolidations", ("ASC 810"). As such the transmission company's books were fully consolidated with the books of the Predecessor. At December 31, 2008 the consolidation of the transmission company's books with those of the Predecessor resulted in the elimination of a $21.2 million note receivable and the recognition of $18.3 million of additional property, plant and equipment, net and $3.5 million of additional value added tax recoverable. In addition, $4.5 million of electrical transmission revenue was eliminated and the Predecessor recognized a noncontrolling interest offset to net income (loss) subject to limitations in such offset by U.S. GAAP.

        At December 31, 2009 the Company did not have any contractual relationships that qualified as a VIE.

  p. Comprehensive Income (Loss)

        Comprehensive income (loss) is defined as all changes in equity (deficit), exclusive of transactions with stockholders, such as capital investments. Comprehensive income (loss) includes net income (loss) and changes in certain assets and liabilities that are reported directly in equity. For the years ended December 31, 2009, 2008 and 2007 Comprehensive Income (Loss) included the change in the market value of available for sale securities and is reported on the Consolidated Statements of Operations and Comprehensive Income (Loss).

  q. Income Taxes

        The Company accounts for income taxes in accordance with the provisions of ASC 740 "Income Taxes" ("ASC 740") on a tax jurisdictional basis as did the Predecessor. The Company files United States and certain other foreign country income tax returns, and pays taxes reasonably determined to be due. The tax rules and regulations in these countries are highly complex and subject to interpretation. The Company's income tax returns are subject to examination by the relevant taxing authorities and in connection with such examinations, disputes can arise with the taxing authorities over the interpretation or application of certain tax rules within the country involved. In accordance with ASC 740, the Company identifies and evaluates uncertain tax positions, and recognizes the impact of uncertain tax positions for which there is a less than more-likely-than-not probability of the position being upheld when reviewed by the relevant taxing authority. Such positions are deemed to be unrecognized tax benefits and a corresponding liability is established on the balance sheet.

        The Company has recorded a full valuation allowance against its deferred tax assets based on the judgment that it is more likely than not that these deferred tax assets will not be utilized before their expiration. As the Company has not generated net income from operations, it is more likely than not that the Company will not generate sufficient taxable income to utilize its deferred tax assets in the future.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

5. Summary of Significant Accounting Policies — (Continued)

  r. Recently Adopted Standards

        During the third quarter 2009, the Company adopted the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC"). The ASC is the single source of authoritative U.S. GAAP to be applied by nongovernmental entities. Following the Codification, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates ("ASU") which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification. Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. Adoption of the ASC did not have an impact on the Company's consolidated financial position, results of operations or cash flows.

        During May 2008 the FASB issued an update to ASC 470 "Debt" (ASC 470 Update") which applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under ASC 815 "Derivatives and Hedging" ("ASC 815"). ASC 470 Update requires the liability and equity components of convertible debt instruments to be separately accounted for in a manner that reflects the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. As the Predecessor did not have the ability or requirement to cash settle the Notes upon conversion, it did not have any instruments that fell within the scope of ASC 470 Update and accordingly there was no impact on the Predecessor's consolidated financial position, results of operations or cash flows.

        On January 1, 2009 the Predecessor adopted certain provisions of ASC 820 "Fair Value Measurements and Disclosures" ("ASC 820") related to non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of these provisions of ASC 820 has not had a material impact on the consolidated financial statements of the Company or the Predecessor.

        During March 2008 the FASB issued an update to ASC 815 ("ASC 815 Update") which enhances the disclosure requirements pertaining to how and why an entity uses derivative instruments, how derivative instruments and related hedge items are accounted for under ASC 815, and how derivative instruments and related hedge items affect an entity's financial position, financial performance, and cash flows. The adoption of provisions of ASC 815 Update did not impact the disclosure requirements of the Company or the Predecessor.

        ASC 805 "Business Combinations" ("ASC 805") provides guidance on how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, non-controlling interests acquired, and goodwill acquired. Under fresh-start accounting, the Company re-measured the assets and liabilities assumed from ASML at fair value and recorded a $9.1 million gain on reorganization per the guidance of ASC 805.

        On January 1, 2009 the Predecessor adopted certain provisions of ASC 810 "Consolidation" ("ASC 810") related to noncontrolling interests. A noncontrolling interest, formerly called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The objective of this Standard is to improve the relevance, comparability, and transparency of the financial

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

5. Summary of Significant Accounting Policies — (Continued)

information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards related to noncontrolling interests. The provisions of ASC 810 have been applied prospectively, except for the provisions related to the presentation of noncontrolling interests, which have been applied retrospectively for all periods presented. The Company and the Predecessor no longer report minority interest in the "mezzanine," but reflect such noncontrolling interests as a component of total equity in the consolidated balance sheets. Upon adoption of ASC 810, noncontrolling interests of approximately $150.8 million as of December 31, 2008 were recast to a component of total equity in the Predecessor's consolidated balance sheet. At December 31, 2009 the Company had recorded $0.8 million of noncontrolling interest related to its El Quevar project in Argentina (see Note 18).

        During April 2009, the FASB issued an update to ASC 820 regarding the determination of fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. This update relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to exercise judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The Company adopted these provisions beginning during the interim period ended June 30, 2009 (see Note 15). The adoption of these provisions did not have a material impact on the Company's consolidated financial statements.

        During April 2009, the FASB issued an update to ASC 320 "Investments — Debt and Equity Securities" (ASC 320"), regarding the recognition and presentation of other-than-temporary impairments. This update applies to investments in debt securities for which other-than-temporary impairments may be recorded. If an entity's management asserts that it does not have the intent to sell a debt security and it is more likely than not that it will not have to sell the security before recovery of its cost basis, then an entity may separate other-than-temporary impairments into two components: i) the amount related to credit losses (recorded in earnings) and ii) all other amounts (recorded in Other comprehensive income). The Company adopted these provisions beginning during the interim period ended June 30, 2009. The adoption of these provisions did not have a material impact on the Company's consolidated financial statements.

        During April 2009, the FASB issued an update to ASC 320 regarding the interim disclosures of fair value of financial instruments. This update requires fair value disclosures for financial instruments that are not currently reflected on the balance sheet at fair value on a quarterly basis. The Company adopted these provisions during the interim period ended June 30, 2009. The adoption of these provisions did not have a material impact on the Company's consolidated financial statements.

        In May 2009, the FASB issued ASC 855, "Subsequent Events" ("ASC 855") which establishes accounting and reporting standards for events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The statement sets forth (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet in its financial statements, and (iii) the disclosures that an entity should make about events or transactions occurring after the balance sheet date in its financial statements. The Company adopted the provisions of ASC 855

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

5. Summary of Significant Accounting Policies — (Continued)

beginning with the interim period ended June 30, 2009. The adoption of ASC 855 had no impact on the Company's consolidated financial position, results of operations or cash flows.

        In August 2009, the FASB issued ASU No. 2009-05 ("ASU 2009-05"), an update to ASC 820, "Fair Value Measurements and Disclosures". This update provides amendments to reduce potential ambiguity in financial reporting when measuring the fair value of liabilities. Among other provisions, this update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the valuation techniques described in ASU 2009-05. The Company adopted the provisions of ASU 2009-05 for the fiscal year ended December 31, 2009, and the Company's statements of financial position, results of operations and cash flows were not significantly impacted by the adoption.

  s. Recently Issued Pronouncements

        In June 2009, the ASC guidance for consolidation accounting was updated to require an entity to perform a qualitative analysis to determine whether the enterprise's variable interest gives it a controlling financial interest in a VIE. This analysis identifies a primary beneficiary of a VIE as an entity that has both of the following characteristics: (i) the power to direct the activities of a VIE that most significantly impact the entity's economic performance and (ii) the obligation to absorb losses or receive benefits from the entity that could potentially be significant to the VIE. The updated guidance also requires ongoing reassessments of the primary beneficiary of a VIE. The updated guidance is effective for the Company's fiscal year beginning January 1, 2010. The Company currently has no VIE's.

        In January 2010, the ASC guidance for fair value measurements and disclosure was updated to require additional disclosures. The updated guidance requires additional disclosures around level 1 and 2 fair value measurements, disaggregation of fair value assets and liabilities, clarifying guidance regarding input and valuation techniques, and enhanced detail in the level 3 roll-forward disclosure. The updated guidance is effective for the Company's fiscal year beginning January 1, 2010, with the exception of the level 3 disaggregation which is effective for the Company's fiscal year beginning January 1, 2011. The Company is evaluating the potential impact of adopting this guidance on the Company's consolidated financial position, results of operations and cash flows.

6. Investments

        The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Short-term investments include investments with maturities greater than 3 months, but not exceeding 12 months. Long-term investments include investments with maturities greater than 12 months.

        The Company determines the appropriate classification of its investments in debt and equity securities at the time of purchase and re-evaluates those classifications at each balance sheet date. Debt securities are classified as held to maturity when the Company has the intent and ability to hold the securities to maturity. Held to maturity debt securities are stated at amortized cost and include government agency and corporate obligations. Available for sale investments are marked to market at the end of each reporting period with changes in value recorded as a component of other comprehensive income (loss). If declines in

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

6. Investments — (Continued)

value are deemed other than temporary, a charge is made to net income (loss) for the period. The Company invests only in government and corporate securities rated "investment grade" or better.

        At December 31, 2008 the Predecessor held auction rate securities ("ARS") with a carrying value of approximately $5.1 million. The ARS market lacked liquidity as a result of failed auctions beginning in 2007. During 2009, the Company sold all of its remaining ARS investments in a secondary market for $3.0 million through two brokerage firms. The Company recognized losses of $2.2 million related to the sale of these ARS securities and at December 31, 2009 the Company had no remaining ARS investments.

        The following tables summarize the Company's and the Predecessor's investments at December 31, 2009 and December 31, 2008:

December 31, 2009	Cost	Estimated Fair Value	Carrying Value
Successor	(in thousands)
Investments:
Short-term:
Available for sale
Common stock	$199	$444	$444
Total available for sale	199	444	444

Total short term	$199	$444	$444

December 31, 2008	Cost	Estimated Fair Value	Carrying Value
Predecessor	(in thousands)
Investments:
Short-term:
Available for sale
Common stock	$761	$124	$124
Corporate notes	223	224	224
Government bonds	15,924	16,003	16,003

Total available for sale	16,908	16,351	16,351

Total short term	$16,908	$16,351	$16,351

Long-term:
Available for sale
Corporate notes	$405	$386	$386
Auction rate securities	5,101	5,101	5,101

Total available for sale	5,506	5,487	5,487

Total long term	$5,506	$5,487	$5,487

        The Company's investments at December 31, 2009 represent shares of stock in two junior mining companies acquired in transactions related to the Company's exploration activities.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

6. Investments — (Continued)

        Quoted market prices at December 31, 2009 and 2008 respectively were used to determine the fair values of the above investments, except with respect to the ARS. See Note 15 for further discussion on the fair value measurement techniques used by the Company to value the above investments.

Credit Risk

        Credit risk is the risk that a third party might fail to fulfill its performance obligations under the terms of a financial instrument. For cash and equivalents and investments, credit risk represents the carrying amount on the balance sheet. The Company mitigates credit risk for cash and equivalents and investments by placing its funds and investments with high credit-quality financial institutions, limiting the amount of exposure to each of the financial institutions, monitoring the financial condition of the financial institutions and investing only in government and corporate securities rated "investment grade" or better.

        The Company invests with financial institutions that maintain a net worth of not less than $1 billion and are members in good standing of the Securities Investor Protection Corporation.

7. Prepaid Expenses and Other Assets

        Prepaid expenses and other assets consist of the following:

	December 31,
	2009	2008
	(Successor)	(Predecessor)
	(in thousands)
Current portion of note receivable	$—	$2,079
Prepaid insurance	306	3,356
Accrued interest receivable	—	236
Prepaid contractor fees and vendor advances	191	7,266
Deferred leasehold costs	329	—
Prepaid offering costs	576	—
Insurance premium refund receivable	—	778
Recoupable deposits and other	685	1,835

	$2,087	$15,550

  December 31, 2009

        The deferred leasehold costs are related to the Company's headquarters office lease in Golden, Colorado. Prepaid contractor fees and vendor advances consist primarily of advance payments made to contractors and suppliers for exploration related services. Prepaid offering costs are related to direct costs and fees associated with the anticipated public offering of common stock, that has not been completed, which will be recorded net of proceeds from the offering upon completion of the offering or expensed if the offering is not completed. Included in recoupable deposits and other is a $188,000 receivable related to the sale of certain investments which settled January 4, 2010 and a $152,000 recoupable deposit made to a firm providing legal services related to the reorganization that was returned to the Company during the first quarter 2010.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

7. Prepaid Expenses and Other Assets — (Continued)

        In addition included in non-current assets is approximately $498,000 of prepaid insurance on which amortization will be recognized through 2015.

  December 31, 2008

        The current portion of notes receivable is related to funds previously advanced by the Predecessor to the contractor that constructed the load out facilities at the Port of Mejillones. Prepaid contractor fees and vendor advances consist primarily of advance payments made to contractors and suppliers for mining and processing supplies and services at the San Cristóbal mine.

8. Inventories

  December 31, 2009

        The Company has no operating mines at December 31, 2009 and consequently does not carry any inventories.

  December 31, 2008

        The inventories at December 31, 2008 were all related to the San Cristóbal mine which was sold during the first quarter 2009 (see Note 3).

        Predecessor inventories at December 31, 2008 consist of the following:

December 31, 2008
(Predecessor) (in thousands)
Current:
Concentrate inventories	$18,638
Sulfide ore stockpiles	—
Material and supplies	56,370

Total current inventories	$75,008

Long-Term:
Sulfide ore stockpiles	$—
Oxide ore stockpiles	72,628

$72,628

        Concentrate inventories at December 31, 2008 consist of approximately 46,467 tonnes of concentrates, and are carried at the lower of cost or market. The long term stockpile inventories consist of stockpiled ore that will be processed later in the mine life and are carried at the lower of cost or market. Material and supplies inventory consist primarily of fuel, reagents and operating supplies at the San Cristóbal mine and are carried at the lower of cost or market.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

9. Value Added Tax Recoverable

        At December 31, 2009, the Company had no recoverable value added tax ("VAT") as all recoverable VAT was associated with the San Cristóbal assets sold (see Notes 2).

        The Predecessor recorded VAT paid in Bolivia related to the San Cristóbal mine as a recoverable asset. At December 31, 2008 the VAT recoverable amount was $157.1 million and included $19.5 million of recoverable Bolivian import duties.

        The Company has also paid VAT in various countries related to its exploration activities, which is charged to expense as incurred because of the uncertainty of recoverability.

10. Property, Plant and Equipment and Assets Held for Sale

  Property, plant and equipment, net

        The components of property, plant, and equipment, net were as follows:

	December 31, 2009	December 31, 2008
	(Successor)	(Predecessor)
	(in thousands)
Mineral properties	$—	$49,596
Exploration properties	4,228	—
Royalty properties	1,207	—
Construction in progress	—	14,782
Buildings	383	3,709
Mining equipment and machinery	1,984	123,139
Other furniture and equipment	601	5,128

	8,403	196,354
Less: Accumulated depreciation	(629)	(56,446)

	7,774	139,908

Equipment under capital lease	—	72,425
Less: Accumulated depreciation	—	(21,337)

	—	51,088

Port facilities under lease	—	12,283
Less: Accumulated depreciation	—	(745)

	—	11,538

	$7,774	$202,534

        The increase in exploration properties at December 31, 2009 is the result of recording certain of the Company's exploration properties at fair market value per the requirements of fresh start accounting as discussed in Note 3. The royalty properties consist of two properties in Mexico that are not owned by the Company but on which the Company has retained net smelter return royalty rights.

        Property, plant and equipment with a net book value of $187.4 million were included in the net assets and liabilities sold with the San Cristóbal mine on March 24, 2009.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

10. Property, Plant and Equipment and Assets Held for Sale — (Continued)

        During 2009 the Company sold the following assets:

  1.
  An office building the Company owned in La Paz, Bolivia was sold for $650,000. The Company recorded a loss on the sale of $147,000 plus tax expense related to the transaction of $33,000.

  2.
  The Company sold a property in Mexico consisting of a few mining concessions located on the southern edge of the Zacatecas district, outside the Company's targeted exploration program in the area. The Company received $1.2 million of cash, including $0.2 million of VAT collected on the transaction and recorded a $0.6 million gain on the sale. The Company also retained certain sliding scale net return payments on the property, based on production quantities and metals prices. The fair value of the sliding scale net return payments of $0.2 million is reflected in property, plant and equipment, net on the accompanying consolidated balance sheets and in royalty properties in the above table.

  3.
  The Company sold its remaining 49% joint venture interest in the Platosa property, located in Mexico, for $2.0 million in cash and a 1% net smelter return royalty. Previous agreements with the buyer, including a 2% net smelter return royalty were terminated in the transaction. The Company recognized a gain on the transaction of $550,000 and at December 31, 2009 the fair market value of the 1% net smelter return royalty of approximately $1.0 million was included in property, plant and equipment, net on the accompanying consolidated balance sheets and in royalty properties in the above table.

        The losses and gains on the above transactions are included in gain (loss) on the disposal of assets, net.

        After conducting evaluations on several of its exploration properties during 2009, the Company determined that certain of the properties did not meet the Company's minimum requirements for continued evaluation and the rights to those properties were relinquished. The Company recorded an approximately $0.7 million write down of the carrying value of those properties to gain (loss) on the disposal of assets, net.

        Most of the property, plant and equipment held at December 31, 2008 was related to the San Cristóbal mine which was sold during the first quarter 2009 (see Notes 2 and 3).

  Assets Held for Sale

        The Company has obtained approval from its board of directors to sell its Paca Pulacyo property in Bolivia. During the fourth quarter 2009 the Company recorded a $1.7 million impairment charge on the property to write it down to its current fair value of $0.8 million. The property had a carrying value of $2.5 million established using fresh start accounting principles at the time of the Company's emergence from bankruptcy on March 25, 2009. The fresh start accounting valuation of the property was performed by an independent third party mineral properties valuation expert who utilized a modified income approach to determine a fair value for the property. In late January 2010, the Company entered into a non-binding term sheet with Apogee Minerals Ltd. ("Apogee") calling for the sale of the property for 5 million common shares of Apogee at closing of the transaction and an additional 3 million common shares of Apogee and $0.5 million of cash to be paid 18 months following closing. The Company used a probability weighted discounted cash flow approach to determine the fair value of the consideration to be received in

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

10. Property, Plant and Equipment and Assets Held for Sale — (Continued)

the transaction. Prior to the impairment charge taken during the fourth quarter 2009 the Company had not reached agreement with any parties for a sale of the property and had not determined that it would be unable to sell the property for an amount equal to or greater than its original holding cost. The remaining $0.8 million carrying value of the property is reflected in assets held for sale in the accompanying consolidated balance sheets at December 31, 2009, per the guidance of ASC 360, "Property, Plant and Equipment", ("ASC 360"). Completion of the transaction is subject to negotiation and execution of definitive agreements, approval of our board of directors, consents and approvals of third parties including governmental entities and the Toronto Stock Exchange, and other customary closing conditions.

11. Accounts Payable and Other Accrued Liabilities

        The Company's accounts payable and other accrued liabilities consist of the following:

	December 31, 2009	December 31, 2008
	(Successor)	(Predecessor)
	(in thousands)
Accounts payable and accruals	$1,863	$27,502
Deferred revenue	—	3,227
Amounts due smelters	—	7,974
Income taxes payable	22	1,764
Accrued employee compensation and benefits	543	8,394

	$2,428	$48,861

  December 31, 2009

        Accounts payable and accruals are primarily related to amounts due to contractors and suppliers in the amounts of $0.9 million and $1.0 million related to our exploration and corporate administrative activities, respectively.

        Accrued employee compensation and benefits at December 31, 2009 consist of $0.2 million of accrued vacation payable and $0.3 million related to withholding taxes and benefits payable.

  December 31, 2008

        Accounts payable and accruals at December 31, 2008 were primarily related to activities at our San Cristóbal mine which was sold during the first quarter 2009 (see Notes 2 and 3).

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

12. Debt

        Subsequent to December 31, 2008 all of the Company's debt was sold or extinguished as a result of the sale of the net assets and liabilities of the San Cristóbal mine and Chapter 11 reorganization (see Notes 2 and 3). At December 31, 2009 the Company had no obligations related to the Debt set forth in the table below.

        The Company's debt at December 31, 2008 consisted of the following:

	December 31, 2008
	Current	Long-term
	(Predecessor)
	(in thousands)
2.875% Convertible Senior Subordinated Notes due 2024	$180,000	$—
4.0% Convertible Senior Subordinated Notes due 2024	109,987	—
Project finance facility	225,000	—
Note assigned to Sumitomo	—	9,060
Capital leases	8,307	39,549
Port lease liability	316	11,342

	$523,610	$59,951

2.875% and 4.0% Convertible Senior Subordinated Notes due 2024 (collectively, the "Notes")

        Under the Plan, holders of the Notes received a pro rata distribution of (i) 3,000,000 shares of the Company's common stock and (ii) approximately $45.0 million of cash in exchange for the cancellation of the Notes. To record the effect of the reorganization, the Predecessor wrote off the $290.0 million liability related to the Notes plus $3.2 million of accumulated interest and recorded a $248.2 million gain at March 24, 2009 (see Note 3). At December 31, 2009, the Company had no further obligations related to the Notes. Had the Predecessor not been in Chapter 11 bankruptcy between January 12, 2009 and the Effective Date, the Notes would have accrued an additional $1.9 million of interest.

San Cristóbal Mine Finance Facility

        On December 17, 2008, Sumitomo purchased 90% of the loans under the San Cristóbal project finance facility from the senior lenders. The Predecessor's guarantee and other obligations to Sumitomo with respect to the 90% of the facility owned by Sumitomo were terminated as part of the Plan and the sale of the San Cristóbal mine (see Note 3). The remaining 10% of the project finance facility held by the senior lenders was canceled in connection with the Company's emergence from bankruptcy under the Plan. The Predecessor recognized a $22.5 million gain on the termination of its obligations related to the facility and recorded the gain as a reduction of the loss on the sale of interest in subsidiaries as the facility was the primary obligation of MSC. At December 31, 2009, the Company had no obligations related to the facility.

        Cash that is restricted by contractual agreement, is segregated and reported separately in the financial statements. At December 31, 2008 the Predecessor reported as current restricted cash $20.6 million that was restricted to provide operating capital for the San Cristóbal mine and the payment of principal and interest under the facility.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

12. Debt — (Continued)

Sumitomo Note Assignment

        The Sumitomo note assignment was all related to activities of the Predecessor. During 2006 and 2007 ASML loaned funds to San Cristóbal Transportadad de Eletricidad S.A. ("SC TESA"), the contractor that constructed the power line for the San Cristóbal mine, and received a promissory note from SC TESA in the amount of $21.2 million. In connection with the September 2006 sale of 35% of the San Cristóbal mine to Sumitomo, ASML sold 35% of this note to Sumitomo. At December 31, 2008 ASML had recorded a note payable to Sumitomo in the amount of $9.1 million, which included accrued interest, as a result of the assignment of the 35% interest in the SC TESA promissory note. In connection with the sale of the San Cristóbal mine to Sumitomo, the remaining amount of the SC TESA note receivable was sold to Sumitomo and the note payable to Sumitomo was terminated (see Note 3). At December 31, 2009, the Company had no obligations related to the note assignment.

Capital Leases

        The capital leases were all related to activities of the Predecessor. Certain mining equipment used by the contractor that provides mining services for the San Cristóbal mine had been recorded as capital leases because the equipment is used exclusively at the San Cristóbal mine. At December 31, 2008 ASML had recorded on its balance sheet $51.1 million of equipment, net of accumulated depreciation, and a capital lease obligation of $47.9 million related to the leased equipment. Following the sale of the San Cristóbal mine to Sumitomo, the Company retained no interest in the mining contract or equipment (see Note 3). At December 31, 2009 the Company had no capital lease obligations.

Port Lease Liability

        The port lease liability was all related to activities of the Predecessor. Certain assets were constructed at the Port of Mejillones for the exclusive use of the San Cristóbal mine, including concentrate reception, unloading and storage facilities. ASML determined that a leasing arrangement exists with respect to those assets. As of December 31, 2008 ASML had recorded on its balance sheet $11.5 million of plant and equipment, net of accumulated depreciation, and a financing obligation of $11.7 million related to the port facility. Following the sale of the San Cristóbal mine to Sumitomo, (see Note 3) the Company has no interest in the contracts or other rights or obligations related to the port.

Sumitomo working capital line of credit

        During 2008, Sumitomo provided $150.0 million in funding to the San Cristóbal mine under a working capital credit line to augment cash flow from concentrate sales in order to fund San Cristóbal's operating costs, income and other taxes, capital costs and financing costs. All obligations of the Company with respect to the Sumitomo working capital line of credit were terminated with the sale of the San Cristóbal mine to Sumitomo, (see Note 3). At December 31, 2009 the Company had no obligations related to the working capital line of credit.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

13. Asset Retirement Obligations ("ARO")

        The Predecessor had developed an asset retirement plan for the San Cristóbal mine which included estimated reclamation, remediation and closure requirements based on Bolivian government requirements, World Bank financing requirements and the Company's policies.

        The following table summarizes activity in the Predecessor's ARO:

	The 83 Day Period Ended March 24, 2009	Year Ended December 31, 2008
	(Predecessor)
	(in thousands)
Beginning balance	$9,155	$6,981
ARO arising in the period	288	1,380
Changes in estimates, and other	—	—
Liabilities settled	—	—
Accretion expense	232	794
Obligation assumed in sale of MSC	(9,675)	—

Ending balance	$—	$9,155

        All ARO of the Company were terminated in connection with the sale of the San Cristóbal mine (see Note 3). At December 31, 2009 the Company had no ARO related to the San Cristóbal mine or any of its exploration properties.

14. Other Long Term Liabilities

        At December 31, 2009 other long term liabilities of $0.6 million consisted of $0.2 million of deferred tax liabilities and $0.4 million of deferred leasehold liability related to the corporate headquarters office space. The deferred leasehold liability represents the recording of rent expense on a straight-line basis while actual rent payments are escalating over the course of the lease and where certain leasehold improvement costs, reimbursable by the landlord, are being amortized, on a straight-line basis, against rent expense over the life of the lease which expires in November 2014. The deferred tax liability was recognized for fresh start purposes for assets whose fresh start value exceeded the tax basis (see Note 17).

15. Fair Value Measurements

        Effective January 1, 2008 the Predecessor adopted ASC 820 for the financial assets and liabilities and nonfinancial assets and liabilities which are measured at fair value on a recurring (annual) basis. ASC 820 establishes a framework for measuring fair value in the form of a fair value hierarchy which prioritizes the inputs into valuation techniques used to measure fair value into three broad levels. This hierarchy gives the highest priority to quoted prices (unadjusted) in active markets and the lowest priority to unobservable inputs. Further, financial assets and liabilities should be classified by level in their entirety based upon the lowest level of input that was significant to the fair value measurement. The three levels of the fair value hierarchy per ASC 820 are as follows:

        Level 1:    Unadjusted quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

15. Fair Value Measurements — (Continued)

        Level 2:    Quoted prices in inactive markets for identical assets or liabilities, quoted prices for similar assets or liabilities in active markets, or other observable inputs either directly related to the asset or liability or derived principally from corroborated observable market data.

        Level 3:    Unobservable inputs due to the fact that there is little or no market activity. This entails using assumptions in models which estimate what market participants would use in pricing the asset or liability.

        The following table summarizes the Company's and the Predecessor's financial assets and liabilities at fair value at December 31, 2009 and 2008, respectively, by respective level of the fair value hierarchy:

December 31, 2009	Level 1	Level 2	Level 3	Total
(Successor)	(amounts in thousands)
Assets:
Cash equivalents	$8,570	$—	$—	$8,570
Short-term available for sale securities	444	—	—	444

	$9,014	$—	$—	$9,014

December 31, 2008	Level 1	Level 2	Level 3	Total
(Predecessor)	(amounts in thousands)
Assets:
Cash equivalents	$2,503	$—	$—	$2,503
Short-term available for sale securities	16,351	—	—	16,351
Trade receivables	7,315	—	—	7,315
Auction rate securities	—	—	5,101	5,101

	$26,169	$—	$5,101	$31,270

Liabilities:
Amounts due smelters	$7,974	$—	$—	$7,974

	$7,974	$—	$—	$7,974

        The Company's cash equivalents, comprised principally of time deposits, are classified within Level 1 of the fair value hierarchy.

        The Company's short-term available for sale securities are classified within Level 1 of the fair value hierarchy. These securities are comprised of common stock, which have been valued using quoted prices in active markets.

        The Company's ARS which were sold during 2009 were classified within Level 3 of the fair value hierarchy. These securities were valued by the Company, with the assistance of a third party valuation firm. They were valued based upon the estimated present value of expected cash flows using a Monte Carlo simulation model taking into account significant assumptions regarding coupon payments, recovery, and redemption values. The Company used these significant Level 3 inputs as there was no current market activity for these, or similar, securities nor relevant corroborating market data with readily observable inputs to support a Level 1 or 2 valuation.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

15. Fair Value Measurements — (Continued)

        The following table summarizes the change in fair value of the Company's Level 3 financial assets (ARS):

	For The Period March 25, 2009 Through December 31, 2009	For The Period January 1, 2009 Through March 24, 2009	The Year Ended December 31, 2008
	(Successor)	(Predecessor)
Beginning balance	$5,249	$5,101	$21,510
Realized losses	(2,199)	(828)	(16,799)
Unrealized gains	—	976	536
Proceeds from sale	(3,050)	—	(146)

Ending balance	$—	$5,249	$5,101

16. Income Taxes

        The Company accounts for income taxes in accordance with the provisions of ASC 740, "Income Taxes" ("ASC 740"), on a tax jurisdictional basis.

        The provision for income taxes consists of the following:

			For the Years Ended December 31,
	For the Period March 25, 2009 Through December 31, 2009	For the Period January 1, 2009 Through March 24, 2009
			2008	2007
	(Successor)	(Predecessor)
	(in thousands)
CURRENT TAXES:
United States	$6	$(4)	$(47)	$82
Other Countries	1,308	169	665	797

	$1,314	$165	$618	$879

DEFERRED TAXES:
United States	$(299)	$—	$—	$—
Other Countries	(47)	—	—	—

	$(346)	$—	$—	$—

Total Income Tax Provision (Benefit)	$968	$165	$618	$879

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

16. Income Taxes — (Continued)

        Income (loss) from continuing operations before income taxes by country consists of the following:

			For the Years Ended December 31,
	For the Period March 25, 2009 Through December 31, 2009	For the Period January 1, 2009 Through March 24, 2009
			2008	2007
	(Successor)	(Predecessor)
	(in thousands)
United States	$(10,846)	$(14,368)	$(1,407)	$1,830
Other Countries	(8,462)	258,154	(67,709)	(52,160)

	$(19,308)	$243,786	$(69,116)	$(50,330)

        For the period March 25 through December 31, 2009, the Company incurred operating losses, and recognized tax expense of $1.0 million consisting of $1.3 million withholding tax on management services provided to Bolivia, less $0.3 million deferred tax benefits. The Predecessor recognized income tax of $0.2 million for the period January through March 24, 2009, also due to Bolivia withholding tax on management services, and income tax of $1.9 million is included in discontinued operations for the same period in the accompanying consolidated statement of operations and comprehensive income (loss). The Predecessor recognized income tax of $0.6 million and $0.9 million for the years ended December 31, 2008 and 2007, respectively, also due primarily to Bolivia withholding tax on management services, and income tax of $7.7 million and $2.0 million is included in discontinued operations.

        A reconciliation of the provision for income taxes computed at the statutory rate to the provision for income taxes as shown in the consolidated statements of operations and comprehensive income, loss for the periods March 25, 2009 through December 31, 2009, the period January 1, 2009 through March 24, 2009, and for the years ended December 31, 2008, and 2007 is summarized below.

			For the Years Ended December 31,
	For the Period March 25, 2009 Through December 31, 2009	For the Period January 1, 2009 Through March 24, 2009
			2008	2007
	(Successor)	(Predecessor)
	(in thousands)
Tax expense (benefit) at Bolivia rate of 37.5% for 2007, 2008 and 2009 through March 24, 2009; U.S. rate of 34% for March 25 through December 31, 2009	$(6,565)	$91,420	$(26,333)	$(18,874)
Withholding taxes on intercompany fees and interest	1,305	169	675	824
Other adjustments:
Rate differential of other jurisdictions	1	(27,801)	4,112	2,602
Effects of foreign earnings	(5,842)	—	—	—
Effects of bankruptcy proceeding	—	(54,086)	—	—
Change in valuation allowance	6,451	(10,177)	21,492	20,309
Foreign statutory rate change	—	—	—	(3,676)
Limitation of loss carryforwards in the U.S.	5,546	—	—	—
Other	72	640	672	(306)

Income tax provision	$968	$165	$618	$879

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

16. Income Taxes — (Continued)

        The components of the deferred tax assets and deferred tax liabilities are as follows:

	For the years ended December 31,
	2009	2008
	(Successor)	(Predecessor)
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$58,575	$111,703
Stock-based compensation	568	3,253
Property, plant and equipment	6,365	5,892
Accrued liabilities	—	18,300
Other	1,380	4,558

	66,888	143,706
Less: Valuation allowance	(65,791)	(113,928)

Total deferred tax assets	1,097	29,778

Deferred tax liabilities:
Property, plant and equipment	(1,234)	(22,212)
Accrued liabilities	—	(5,953)
Other	(91)	(1,613)

Total deferred tax liabilities	(1,325)	(29,778)

Net deferred tax asset (liability)	$(228)	$—

        At December 31, 2009, the Company had net operating loss carryforwards in certain non-U.S. jurisdictions. Of these, $200.8 million in Bolivia, Luxembourg, Australia, Sweden and Chile have no expiration, while $30.4 million in other countries will expire in future years through 2024. In the U.S., there are $3.4 million of net operating loss carryforwards which will expire in 2029.

        The valuation allowance for the deferred tax assets of the Company of $65.8 million at December 31, 2009, and $113.9 million at December 31, 2008 for the Predecessor, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily net operating loss carryforwards in various tax jurisdictions. The Company continually assesses both positive and negative evidence to determine whether it is more likely than not that the deferred tax assets can be realized prior to their expiration.

        As part of the Plan, the Company received the remaining assets of the Predecessor, including investments in subsidiaries, some of which are in entities which are disregarded for U.S. tax purposes. The US tax basis of the assets received from the Predecessor is limited to the fair value placed on them for fresh start purposes. A deferred tax liability of $0.5 million was recognized for fresh start purposes for assets whose fresh start value exceeded the tax basis. Deferred tax liabilities were reduced to $0.2 million as of December 31, 2009, as a result of the recognition of $0.3 million of deferred tax benefits incurred during the year.

        The Company, a Delaware corporation, and its subsidiaries file tax returns in the United States and in various foreign jurisdictions. The tax rules and regulations in these countries are highly complex and subject to interpretation. The Company's tax returns are subject to examination by the relevant taxing

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

16. Income Taxes — (Continued)

authorities and in connection with such examinations, disputes can arise with the taxing authorities over the interpretation or application of certain tax rules within the country involved. In accordance with ASC 740, the Company identifies and evaluates uncertain tax positions, and recognizes the impact of uncertain tax positions for which there is a less than more-likely-than-not probability of the position being upheld when reviewed by the relevant taxing authority. Such positions are deemed to be unrecognized tax benefits which require additional disclosure and potential recognition of a liability within the financial statements. If recognized, none of the unrecognized tax benefits would affect the effective tax rate. During 2009, as a result of the reorganization pursuant to the Plan, the Company reduced unrecognized tax benefits of the Predecessor by $0.9 million. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	For the Period March 25, 2009 Through December 31, 2009	For the Period January 1, 2009 Through March 24, 2009	The Year Ended December 31, 2008	The Year Ended December 31, 2007
	(Successor)	(Predecessor)
	(in thousands)
Gross unrecognized tax benefits at beginning of period	$1,425	$2,341	$1,792	$1,792
Additions for tax positions of prior years	—	—	520	—
Additions for tax positions of current year	—	—	29	—
Reductions due to positions related to Predecessor	—	(916)	—	—

Gross unrecognized tax benefits at end of period	$1,425	$1,425	$2,341	$1,792

        Tax years as early as 2004 remain open and are subject to examination in the Company's and the Predecessor's principal tax jurisdictions. Management has estimated that unrecognized tax benefits will not significantly increase or decrease within the next twelve months. There is no significant interest or penalty estimated on the underpayment of income taxes as a result of these unrecognized tax benefits. The Company and the Predecessor classify tax related interest and penalties as income tax expense.

17. Equity (Deficit)

        Equity Incentive Plans — The Predecessor had established stock plans to issue share options and other share awards to officers, directors, employees, consultants and agents of the Predecessor and its subsidiaries (the "Stock Plans").

        The Predecessor recognized stock-based compensation costs using a graded vesting attribution method whereby costs are recognized over the requisite service period for each separately vesting portion of the award.

        As discussed in Note 3, the Predecessor's equity holders received no recovery under the Plan following emergence from Chapter 11. As such, the following shares underlying awards granted under the Stock Plans were cancelled and the holders of grants under the Stock Plans have no further rights or recovery:

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

17. Equity (Deficit) — (Continued)

approximately 2.5 million stock option grants to employees and directors, with an average exercise price of $14.83; 211,975 restricted share grants to employees, with a weighted average grant date fair value of $15.22 per share; and 55,549 restricted stock units granted to directors, with a weighted average grant date fair value of $11.70 per unit. Per the guidance of ASC 718 "Compensation — Stock Compensation" ("ASC 718") ASML recognized $2.4 million of compensation expense related to the cancelled stock options, restricted share grants and restricted stock unit grants. The compensation expense recognized was the unrecognized grant date fair value of the options and grants remaining at the date of cancellation. In addition, 350,000 warrants, held by third parties, to purchase Ordinary Shares at a price of $20.79 per Ordinary Share were cancelled.

        On April 3, 2009, the Company adopted the 2009 Equity Incentive Plan (the "Equity Plan") and the Company's board of directors granted 270,000 shares of restricted common stock to the Company's executive officers and employees pursuant to the Equity Plan. One-half of the shares awarded will vest on the first anniversary of the grant date and one-half will vest on the second anniversary of the grant date, provided that the officer or employee is employed by or continues to serve the Company on the applicable vesting date. The Company recognizes stock-based compensation costs using a graded vesting attribution method whereby costs are recognized over the requisite service period for each separately vesting portion of the award.

        The following table summarizes the status of the Company's restricted stock grants issued under the Equity Plan at December 31, 2009 and changes during the period April 3, 2009 through December 31, 2009:

Restricted Stock Grants	Number of Shares	Weighted Average Grant Date Fair Value Per Share
Outstanding at beginning of the period	—	$—
Granted during the period	280,000	10.78
Restrictions lifted during the period	(12,500)	10.92
Forfeited during the period	(37,500)	10.92

Outstanding at end of the period	230,000	10.75

        A former officer of the Company terminated employment on December 31, 2009 and the Board of Directors lifted the restriction on one half of his original restricted stock grant. The Company recognized a $33,500 charge related to the accelerated lifting of the restriction and the remaining half of the grant was forfeited.

        As the Company's shares had not yet traded at the time of the initial restricted stock grants of April 3, 2009, the grant date fair value was calculated by dividing the total shares of common stock available under the Joint Plan of Reorganization by the net fair value of the reorganized company following the principles of ASC 852 and ASC 805 (see Note 3). Additional grants were valued at the closing price of the Company's stock on the date of grant as reported in over the counter markets. For the period April 3, 2009 through December, 2009 the Company recognized $1.5 million of compensation expense related to the restricted stock grants and the Company expects to recognize additional compensation expense of approximately $1.1 million over the next 15 months.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

17. Equity (Deficit) — (Continued)

        Also, pursuant to the Equity Plan, the Company's board of directors adopted the Non-Employee Director's Deferred Compensation and Equity Award Plan (the "Deferred Compensation Plan"). Pursuant to the Deferred Compensation Plan the non-employee directors have received a portion of their compensation in the form of Restricted Stock Units ("RSUs") issued under the Equity Plan. The non-employee directors were granted 25,000 RSUs, with a grant date of May 20, 2009. The RSUs will vest on April 2, 2010 so long as the holder is still serving as a director. Each Restricted Stock Unit entitles the director to receive one unrestricted share of common stock for each vested Restricted Stock Unit upon the termination of the director's board service.

        The following table summarizes the status of the RSU grants issued under the Deferred Compensation Plan at December 31, 2009 and changes during the period May 20, 2009 through December, 2009:

Restricted Stock Units	Number of Underlying Shares	Weighted Average Grant Date Fair Value Per Share
Outstanding at beginning of the period	—	$—
Granted during the period	25,000	10.92
Restrictions lifted during the period	—	—
Forfeited during the period	—	—

Outstanding at end of the period	25,000	10.92

        For the period May 20, 2009 through December 31, 2009 the Company recognized $0.2 million of compensation expense related to the RSUs and the Company expects to recognize additional compensation expense of approximately $.1 million over the next 3 months.

        The Predecessor recognized stock based compensation expense of $2.7 million, $2.9 million and $2.6 million for the 83 day period ended March 24, 2009, and for the years ended December 31, 2008 and 2007, respectively.

18. Noncontrolling Interest

        On January 1, 2009 the Company adopted the provisions of ASC 810 related to noncontrolling interest, previously called a minority interest. A noncontrolling interest is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The Company applied the provisions of ASC 810 prospectively, except for the provisions related to the presentation of noncontrolling interests, which were applied retrospectively for all periods presented. Upon adoption of ASC 810, noncontrolling interests of approximately $150.8 million as of December 31, 2008 were recast to a component of total equity in the consolidated balance sheet.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

18. Noncontrolling Interest — (Continued)

        The following schedule sets forth the amounts of income from continuing operations and discontinued operations attributable to the Company:

	For The Period March 25, 2009 Through December 31, 2009	For The Period January 1, 2009 Through March 24, 2009	The Year Ended December 31, 2008	The Year Ended December 31, 2007
	(Successor)	(Predecessor)
	(in thousands, except share data)
Amounts attributable to Golden Minerals common stockholders and Predecessor's ordinary shareholders:
Income (loss) from continuing operations	$(20,276)	$243,621	$(69,734)	$(51,209)
Gain (loss) from discontinued operations	—	(12,022)	(48,503)	62,765

Net income (loss)	$(20,276)	$231,599	$(118,237)	$11,556

Hochschild Mining

        At December 31, 2009 certain concessions at the Company's El Quevar project were held in a joint venture of which the Company held a 65% interest and Hochschild Mining Group ("Hochschild") held the remaining 35%. On August 3, 2009, Hochschild's transferred certain of its mineral properties to the El Quevar project joint venture and the Company recorded the fair value of these properties as an $0.8 million increase to mineral properties and a noncontrolling interest of $0.8 million included as a component of equity to reflect Hochschild's 35% interest. At December 31, 2009 the El Quevar project joint venture was carried in mineral properties at its full carrying value and Hochschild's 35% interest is reflected in noncontrolling interest in subsidiaries on the accompanying consolidated balance sheets. During January 2010 the Company purchased Hochschild's 35% interest in the joint venture (see Note 27).

Sumitomo Corporation

        The Predecessor consolidated 100% of the accounts of the San Cristóbal mine and recorded Sumitomo's 35% noncontrolling interest in the gains or losses of the San Cristóbal mine and its subsidiaries for the period reported. In addition, the Predecessor recorded certain advances and loan proceeds from Sumitomo and interest due Sumitomo to noncontrolling interest. Net income attributable to the Predecessor for the period January 1, 2009 through March 24, 2009 includes $7.9 million of noncontrolling interest expense related to Sumitomo's interest in the San Cristóbal mine earnings during that period (see Note 4). At December 31, 2009, subsequent to the sale of the San Cristóbal mine, the Company has no noncontrolling interest related to Sumitomo recorded on its books.

SC TESA

        During 2005 the Predecessor entered into a long-term contract with SC TESA to construct a power line and transport power to the San Cristóbal mine from the Bolivian power grid. In accordance with the guidance of ASC 810 related to variable interest entities the Predecessor fully consolidated the accounts of

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

18. Noncontrolling Interest — (Continued)

SC TESA for financial reporting purposes. Because SC TESA was consolidated for financial reporting purposes, the intercompany profit earned by SC TESA was eliminated and the Company recognized a noncontrolling interest offset to SC TESA's earnings or loss.

        Loss from discontinued operations for the period January 1, 2009 through March 24, 2009, includes $0.3 million of noncontrolling interest expense related to SC TESA's intercompany profit (see Note 4).

        At December 31, 2009, subsequent to the sale of the San Cristóbal mine, the Company has no noncontrolling interest related to SC TESA recorded on its books.

19. Revenue and Cost of Services

        On the Effective Date, the Company entered into the Management Agreement under which it provides certain management services with respect to the San Cristóbal mine. The Management Agreement, as amended, provides for an annual fee of $11.4 million which includes approximately $5.4 million that constitutes reimbursement for direct administrative expenses the Company incurs on behalf of the San Cristóbal mine. Under the terms of the Management Agreement, the Company receives the fee and any reimbursements net of Bolivian withholding taxes. The fee and reimbursements for administrative costs and Bolivian withholding taxes are reported as "Revenue from Services" in the statement of operations following the guidance of ASC 605 (see Note 5k). Also, pursuant to the Management Agreement, the Company earned a pro-rata annual incentive fee for 2009 of $1.125 million, which will not be paid until 2010 but which was included in revenue at December 31, 2009. The actual costs incurred for the reimbursed direct administrative expenses are reported as costs of services in the Company's statement of operations. Reimbursed Bolivian withholding taxes are reported as income taxes in the statement of operations. Prior to entering into the Management Agreement, the Predecessor received a management fee of $0.45 million per month from San Cristóbal to cover certain costs incurred directly by the Predecessor.

        For the period March 25, 2009 through December 31, 2009 the Company recorded $10.6 million as revenue related to the Management Agreement, comprised of $8.2 million of fees, the $1.1 million annual incentive fee and $1.3 million for reimbursed withholding taxes. The Company also recorded corresponding charges of $3.2 million to cost of services and $1.3 million to income taxes for the actual administrative costs and withholding taxes reimbursable under the Management Agreement. In addition, during the period March 25, 2009 through December 31, 2009 the Company recorded $0.5 million of revenue and $0.5 million of cost of services related to services provided to other third parties.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

20. Cash Flow Information

        The following table reconciles net income (loss) for the period to cash from operations:

			For the years ended December 31,
	For the Period March 25, 2009 Through December 31, 2009	For the Period January 1, 2009 Through March 24, 2009
			2008	2007
	(Successor)	(Predecessor)
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(20,276)	$239,468	$(118,237)	$11,556
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	626	10,977	37,942	14,179
Amortization of deferred financing costs	—	—	4,266	1,999
Write off of deferred financing costs	—	—	11,724	—
Loss on auction rate securities	2,199	828	16,263	34,537
(Gain) loss on sale of investments	(467)	—	767	—
Accretion of asset retirement obligation	—	232	794	600
Amortization of premiums and discounts	—	37	(225)	(246)
(Gain) loss on derivative positions	—	36	(467,871)	(19,290)
Impairment of long lived assets	1,687	—	625,649	—
Impairment of inventories	—	—	52,547	—
Fair value of stock received for option payment	(168)	—	—	—
Gain on sale of assets	(261)	—	—	—
Gain on extingushment of debt	—	(248,165)	—	—
Gain on sale of interest in subsidiary	—	8,409	(64,471)	—
Minority interest in loss of consolidated subsidiary	—	—	(118,122)	(87,399)
Fresh start accounting adjustment	—	(9,122)	—	—
Stock compensation	1,666	2,920	3,699	2,765
Changes in operating assets and liabilities:
Increase in trade accounts receivable	(1,275)	(11,893)	(4,204)	(3,111)
Decrease in accrued interest receivable	152	84	169	120
(Increase) decrease in prepaid expenses and other assets net of amounts capitalized	(1,031)	6,063	(3,596)	(2,136)
Port fees applied to Port of Mejillones note receivable	—	709	2,799	1,818
Increase in inventories	—	(12,000)	(70,841)	(91,462)
Increase in value added tax recoverable (net)	—	(11,696)	(61,819)	(41,169)
Increase in accrued interest payable net of amounts capitalized	—	11,496	18,311	6,212
Increase (decrease) in deferred revenue	—	(3,227)	3,227	—
Increase (decrease) in accounts payable and accrued liabilities net of amounts capitalized	(6,149)	2,462	(7,354)	4,998
Increase in deferred leasehold payments	485	—	—	—
Increase in income taxes payable, net	(346)	(2,262)	(1,898)	—
Other increase (decrease)	(89)	795	927	—

Net cash used in operating activities	$(23,247)	$(13,849)	$(139,554)	$(166,029)

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

20. Cash Flow Information — (Continued)

        The following table details supplemental non-cash transactions:

			For the years ended December 31,
	For the Period March 25, 2009 Through December 31, 2009	For the Period January 1, 2009 Through March 24, 2009
			2008	2007
	(Succssessor)	(Predecessor)
	(in thousand except per share)
Capitalized stock based compensation costs	$—	$—	$—	$428
Depreciation expense capitalized	$—	$—	$—	$3,214
Debt and equity offering costs incurred	$—	$—	$—	$—
Initial measurement of asset retirement obligation	$—	$288	$1,380	$620
Equipment acquired through capital lease	$—	$—	$3,318	$46,924
Capitalized port facility lease	$—	$—	$—	$12,283

21. Commitments and Contingencies

        Leases — The Company has non-cancelable operating lease commitments as follows:

	2010	2011	2012	2013	2014
El Quevar mining concessions	$29,000	$29,000	$29,000	$29,000	$29,000
Corporate headquarters office space	$338,000	$388,000	$397,000	$405,000	$378,000
Purchase option agreements	$700,000	$1,400,000	$750,000	$—	$—

        The Company is required to make mining patent lease payments to the Argentinean government to maintain its rights to the El Quevar mining concessions. The Company has made such payments totaling approximately $29,000 for the year ended December 31, 2009.

        The lease for the corporate headquarters office space expires in November 2014. Payments associated with this lease were recorded to rent expense by the Company in the amounts of $28,000 for the year ended December 31, 2009.

        The purchase option agreements are payments we are required to make to certain of the current El Quevar concession owners in order to retain title to the properties. Amounts shown only include the concessions held by Minera El Quevar, which include the Yaxtché zone, the main mineralized area of interest. Payments associated with other concessions at the El Quevar project are not included because the Company has not completed exploration work in these areas. Exploration success is historically low and the Company has the right to terminate the payments and release these concessions at any time.

        Other Contingencies — As previously disclosed, the Predecessor concluded, based on the results of an internal investigation conducted under the direction of its Audit Committee in late 2005 and early 2006, that certain former senior employees of one of its South American subsidiaries were involved in making impermissible payments of approximately $125,000 to government officials in 2003 and 2004. The Predecessor contacted the Department of Justice ("DOJ") and SEC during 2006 and reported the results of the internal investigation and was informed that the SEC and DOJ would commence investigations with respect to these matters, including possible violations of the Foreign Corrupt Practices Act. Subsequently,

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

21. Commitments and Contingencies — (Continued)

the Predecessor and then the Company entered into discussions with the SEC staff concerning a settlement of the conduct subject to the SEC's investigation. As a result, the Company reached an agreement in principle with the SEC staff which, if approved by the Commission, would resolve this matter with the SEC. Under the terms of the proposed settlement, the Company, on neither an admit nor deny basis, would agree to the entry of an administrative cease and desist order prohibiting the Company from future violations of Sections 13(b)(2)(A), 13(b)(2)(B) and 30A of the Exchange Act. Moreover, under the terms of the proposed settlement, the SEC staff would not recommend that the Commission require the payment of disgorgement, civil money penalties, prejudgment interest or the appointment of a corporate monitor. The proposed settlement is subject to Commission approval, negotiation of the terms of the settlement papers and approval by the Company's Board of Directors. The Company cannot guarantee that the Commission will ultimately accept the terms of the proposed settlement.

        In August 2009, the DOJ informed the Company that it has closed its investigation based on, among other things, the Company's pending settlement with the Commission.

22. Royalty Income

        During 2004 the Predecessor sold the mineral rights on a portion of the Company's Platosa property in Mexico to Excellon Resources Inc. ("Excellon") and retained a 5% net smelter return ("NSR") royalty interest that decreases to a 2% NSR after the Company has received $4.0 million of royalty payments. During 2006 Excellon began mining on the royalty section of the property and produced and sold silver, zinc and lead. The Predecessor and the Company earned NSR royalties from Excellon of $0.4 million, $0.4 million and $1.3 million during the years ended December 31, 2009, 2008 and 2007, respectively.

        During the fourth quarter 2009 the Company sold its remaining interest in the Platosa property to Excellon for $2.0 million in cash and a retained 1% net smelter return royalty (see Note 10).

23. Foreign Currency

        The Company and the predecessor conducts operations primarily in South America and Mexico and gains and losses on foreign currency translation are related to those activities. The Company's and the Predecessor's functional currency is the U.S. dollar but certain transactions are conducted in the local currencies resulting in foreign currency transaction gains or losses.

24. Fair Value of Financial Instruments

        At December 31, 2009 the Company's financial instruments consist of cash and cash equivalents, investments, receivables, accounts payable and other current liabilities. The carrying amounts of these financial instruments approximate fair value due to their short maturities.

        At December 31, 2008 the Predecessors financial instruments consisted of cash and cash equivalents, investments, receivables, VAT recoverable, accounts payable, other current liabilities, derivative positions and long-term debt. Except for the VAT, long-term investments and long-term debt, the carrying amounts of these financial instruments approximate fair value due to their short maturities.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

24. Fair Value of Financial Instruments — (Continued)

        The estimated fair values of the Predecessor's long-term financial instruments as measured on December 31, 2008 were as follows:

	December 31, 2008
	Carrying Amount	Fair Value
	(Predecessor) (in thousands)
Value added tax recoverable	$157,146	$153,924
Long-term investments	$5,487	$5,487
2.875% Convertible Senior Notes due 2024	$180,000	$11,250
4.00% Convertible Senior Notes due 2024	$109,987	$3,575
Project finance facility	$225,000	$202,500
Capital lease obligations	$47,856	$47,856
Port lease liability	$11,658	$11,658

        The fair value of the VAT recoverable is estimated based on the expected timing of future cash flows and the two-year treasury interest rate of 0.76%. The fair value of long-term investments is based upon quoted market prices except for auction rate securities as discussed in Note 6. The fair value of the Convertible Senior Notes is based on quoted market values. The fair value of the project finance facility is based on a market rate of interest and adjusted for the Company's non-performance risk. The fair value of capital lease obligations and the port lease liability have market rates of interest and the fair value is equal to the carrying value.

        Upon emergence from Chapter 11 reorganization and the Sale of the San Cristóbal mine, the Company has no rights or obligations associated with any of the financial instruments set forth in the table above, except for long-term investments (see Note 3).

25. Segment Information

        The Company's primary activity is the exploration and development of mineral properties. Substantially all of the Company's long-lived assets are related to the Company's exploration properties in South America and Mexico. The Company's other principle assets consist primarily of cash and investments. The Company's chief operating decision maker reviews the Company's consolidated financial information for purposes of allocating resources based on a single segment.

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

26. Quarterly Results of Operations (Unaudited)

        The following table summarizes the Company's and the Predecessor's quarterly results of operations for the years ended December 31, 2009 and 2008:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
(Successor) The Period March 25, through December 31, 2009	(in thousands except per share)
Loss from continuing operations	$(683)	$(6,491)	$(6,140)	$(6,962)
Loss attributable to the Company's shareholders	$(683)	$(6,491)	$(6,140)	$(6,962)
Net income (loss) per Ordinary Share — basic and diluted:
Income (loss) from continuing operations attributable to the Company's shareholders	$(0.23)	$(2.17)	$(2.06)	$(2.33)
Income (loss) attributable to the Company's shareholders	$(0.23)	$(2.17)	$(2.06)	$(2.33)
(Predecessor) The Period January 1, through March 24, 2009
Income from continuing operations	$243,621
Loss from discontinued operations	$(4,153)
(Income) attributable to noncontrolling interest	$(7,869)
Income attributable to the Predecessor's shareholders	$231,599
Net income (loss) per Ordinary Share — basic and diluted:
Income from continuing operations attributable to the Predecessor's shareholders	$4.13
Loss from discontinued operations attributable to the Predecessor's shareholders	$(0.20)
Income attributable to the Predecessor's shareholders	$3.93
The Year Ended December 31, 2008
Loss from continuing operations	$(12,077)	$(15,792)	$(18,838)	$(23,027)
Income (loss) from discontinued operations	$10,103	$256,157	$(481,112)	$48,227
(Income) loss attributable to noncontrolling interest	$27,694	$(62,824)	$168,172	$(14,920)
Income (loss) attributable to the Predecessor's shareholders	$25,720	$177,541	$(331,778)	$10,280
Net income (loss) per Ordinary Share — basic and diluted:
Income (loss) from continuing operations attributable to the Predecessor's shareholders	$(0.20)	$(0.27)	$(0.32)	$(0.39)
Income (loss) from discontinued operations attributable to the Predecessor's shareholders	$0.64	$3.28	$(5.31)	$0.56
Income (loss) attributable to the Predecessor's shareholders	$0.44	$3.01	$(5.63)	$0.17

GOLDEN MINERALS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

26. Quarterly Results of Operations (Unaudited) — (Continued)

        Income from continuing operations for the period January 1 through March 25, 2009 includes a $248.2 million gain on the extinguishment of debt related to the Predecessor's emergence from Chapter 11 reorganization.

        For the year ended December 31, 2008, the quarterly results have been reclassified to reflect discontinued operations and the retroactive application of ASC 810 to reflect amounts attributable to noncontrolling interest.

        Net income (loss) from discontinued operations for the first quarter 2008 includes a $27.8 million loss and the second quarter through fourth quarter of 2008 include, $223.5 million, $163.3 million and $109.0 million of gains on metals derivatives, respectively, primarily related to marking to market the Company's open derivative positions required by the project finance facility. Net income (loss) from discontinued operations for the third and fourth quarters also included impairment charges of $615.0 million and $10.6 million, respectively. In addition, net income (loss) from discontinued operations for the third and fourth quarters included inventory write downs of $34.4 million and $18.1 million, respectively.

27. Subsequent Events

        Subsequent events were evaluated by the Company as of February 22, 2010, the date at which the Consolidated Financial Statements were issued.

Purchase of 35% interest in El Quevar joint venture

        During January 2010, the Company acquired Hochschild's 35% interest in Minera El Quevar S.A. in exchange for 400,000 shares of its common stock and warrants to acquire 300,000 shares of common stock exercisable for three years at an exercise price of $15.00 per share. With the completion of this transaction, the Company now owns 100% of Minera El Quevar S.A.

Private placement of the Company's common stock

        During January 2010, the Company completed a private placement of 844,694 shares of its common stock to two investment funds managed by The Sentient Group ("Sentient"), which includes 745,318 shares issued in the initial private placement plus an additional 99,376 shares issued upon exercise of Sentient's contractual pre-emptive right in order to maintain its 19.9% equity interest in the Company following completion of the Hochschild transaction. All shares issued to Sentient were sold at a purchase price of Cdn$7.06 per share, resulting in gross proceeds to the Company of $5.75 million.

Nonbinding agreement in principle to sell Paca Pulacayo property in Bolivia

        In late January 2010 the Company entered into a non-binding term sheet with ApogeeMinerals Ltd. ("Apogee") for the sale of the Company's Paca Pulacyo property in Bolivia for 5 million common shares of Apogee at closing and an additional 3 million common shares of Apogee and $0.5 million of cash to be paid 18 months following closing. The property is currently subject to a joint venture arrangement pursuant to which Apogee has the right to earn up to a 60% interest in the property. Completion of the transaction is subject to negotiation and execution of definitive agreements, approval of the Company's board of directors, consents and approvals of third parties including governmental entities and the Toronto Stock Exchange, and other customary closing conditions. At December 31, 2009 the fair value of the Paca Pulacyo property was carried as assets held for sale on the accompanying consolidated balance sheets (see Note 10).

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  Exhibit 99.2
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA INDEX
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
GOLDEN MINERALS COMPANY CONSOLIDATED BALANCE SHEETS (Expressed in United States dollars)
GOLDEN MINERALS COMPANY CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Expressed in United States dollars)
GOLDEN MINERALS COMPANY CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT) (Expressed in United States dollars)
GOLDEN MINERALS COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS (Expressed in United States dollars)
GOLDEN MINERALS COMPANY NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars)
GOLDEN MINERALS COMPANY REORGANIZED CONSOLIDATED BALANCE SHEETS (Expressed in United States dollars) (Unaudited)